Exhibit 10-BBc

THIRD AMENDED AND RESTATED PARTICIPATION AGREEMENT

Dated as of June 27, 2008

among

TECH DATA CORPORATION,

as Lessee,

SUNTRUST BANK,

as Lessor

THE VARIOUS BANKS AND OTHER

LENDING INSTITUTIONS WHICH

ARE PARTIES HERETO FROM TIME TO TIME,

as the Lenders,

SUNTRUST EQUITY FUNDING, LLC,

as Arranger and as Administrative Agent for the Lenders

and

BNP PARIBAS,

as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

TABLE OF CONTENTS

		Page

SECTION 1.	SUMMARY OF TRANSACTIONS	1

SECTION 2.	THE CLOSING	2

SECTION 3.	FUNDINGS; YIELD; INTERCREDITOR AGREEMENT	3

SECTION 4.	CONDITIONS OF THE RESTATEMENT EFFECTIVENESS	8

SECTION 5.	REPRESENTATIONS AND WARRANTIES ON THE RESTATEMENT EFFECTIVE DATE	11

SECTION 6.	PAYMENT OF CERTAIN EXPENSES	19

SECTION 7.	OTHER COVENANTS AND AGREEMENTS	19

SECTION 8.	CREDIT AGREEMENT	26

SECTION 9.	TRANSFER OF INTEREST	27

SECTION 10.	INDEMNIFICATION	28

SECTION 11.	MISCELLANEOUS	40

SCHEDULE 1	PROPERTY COST/PROPERTY ADDITIONAL AMOUNTS/MAXIMUM RESIDUAL GUARANTEE AMOUNTS

SCHEDULE 5.1(M)	SUBSIDIARIES	SCH-5.1(m)

SCHEDULE 5.1(S)	OFF-BALANCE SHEET LIABILITIES	SCH-5.1(s)

SCHEDULE 5.1(V)	ENVIRONMENTAL CONDITIONS	SCH-5.1(v)

SCHEDULE 11.3	FUNDING OFFICES, ADDRESSES FOR NOTICES	SCH-11.3

EXHIBIT A	REQUISITION FORM	A-1

EXHIBIT B	FORM OF OPINION OF COUNSEL TO LESSEE AND GUARANTORS	B-1

APPENDIX A	RULES OF USAGE AND DEFINITIONS	APPENDIX A-1

i

THIRD AMENDED AND RESTATED PARTICIPATION AGREEMENT

THIS THIRD AND AMENDED AND RESTATED PARTICIPATION AGREEMENT, dated as of June 27, 2008 (as further amended, modified, restated or supplemented from time to time, and including the Existing Participation Agreement for the period that it was in effect, this “Agreement”), is by and among TECH DATA CORPORATION, as lessee (the “Lessee”); SUNTRUST BANK, as lessor (the “Lessor” or “SunTrust Bank”); and SUNTRUST EQUITY FUNDING, LLC, as agent (in such capacity, the “Agent”, and in its individual capacity, “STEF”) for the Lenders and the various other banks and lending institutions which are parties hereto from time to time as Lenders. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Appendix A hereto.

WHEREAS, Tech Data Corporation, as Lessee, STEF, as lessor (in such capacity, the “Prior Lessor”), the Lenders party thereto, SunTrust Bank, as agent (in such capacity, the “Prior Agent”) and BNP Paribas, as syndication agent, have entered in to that certain Second Amended and Restated Participation Agreement dated as of July 31, 2003 (as amended prior to the date hereof, the “Existing Participation Agreement”); and

WHEREAS, STEF shall contemporaneously herewith distribute all of its right, title and interest, in and to the Properties, the Equipment and the Improvements , and all of its rights, interests and claims in and under the Operative Agreements in its capacity as Prior Lessor (collectively, the “Transferred Assets”) to SunTrust Banks, Inc. (“STI”), its sole member, and STI will immediately thereafter contribute such assets to its subsidiary, SunTrust Bank; and

WHEREAS, SunTrust Bank desires to assign all of its rights and duties as Prior Agent to STEF and STEF desires to accept and assume such rights and duties; and

WHEREAS, Lessee wishes to renew the Lease and to continue to lease from SunTrust Bank, as Lessor, the Properties, the Equipment and the Improvements; and

WHEREAS, STEF shall transfer the Transferred Assets subject to, and SunTrust Bank shall assume, the Loans as of the Restatement Effective Date; and

WHEREAS, the parties hereto wish to amend and restate the Existing Participation Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Existing Participation Agreement is hereby amended and restated in its entirety as follows, and the parties hereby agree as follows:

SECTION 1. SUMMARY OF TRANSACTIONS.

1.1 Operative Agreements. As of the Restatement Effective Date, each of the respective parties hereto and thereto shall execute and deliver this Agreement, the Lease, the Credit Agreement, the Notes, the Guaranty and such other documents, instruments, certificates and opinions of counsel as agreed to by the parties hereto.

1.2 Transfer; Fundings. On the Restatement Effective Date contemporaneously herewith, STEF shall distribute to STI, STI shall contribute to SunTrust Bank and SunTrust Bank shall accept and assume, the Transferred Assets. All amounts previously funded by SunTrust Bank pursuant to the purchase by SunTrust Bank of a participation in the Fundings from STEF shall be deemed to constitute outstanding Lessor Fundings under the Existing Operative Agreements. To the extent necessary to re-align the outstanding Loans and Lessor Fundings with the Commitments and Lessor Commitment, as amended and restated by this Agreement and the other Operative Agreements and in order to fund the Property Additional Amounts, on the Restatement Effective Date, the Lenders and the Lessor shall make Fundings in amounts equal such portion of their respective Commitments or Lessor Commitment, as applicable, as is necessary to achieve such re-alignment (after taking into account the outstanding Fundings of the Lenders and the Lessor) and to fund the Property Additional Amounts, the proceeds of which Fundings will be used immediately to (a) pay to those Existing Lenders that will not continue to be Lenders under this Agreement (the “Exiting Lenders”) the outstanding principal amount of their Existing Loans, (b) pay to the those Financing Parties whose outstanding Fundings under the Existing Operative Agreements are in excess of their Commitments under this Agreement the amount of such excess, (c) fund to the Lessee the Property Additional Amounts and (d) provide funds to the Lessee to pay Transaction Expenses. Except to the extent repaid pursuant to the previous sentence, there shall be no prepayment, novation or refinancing of the Fundings outstanding under the Existing Operative Agreements; such Fundings shall continue to remain outstanding under the Operative Agreements.

1.3 Reduction of Commitments and Lessor Commitments. If the Lessee shall exercise its option to purchase a Property prior to the end of the Term pursuant to Section 20.1(a) of the Lease or its option to purchase Excess Land pursuant to Section 20.1(c) of the Lease, the Commitment of each Lender and the Lessor’s Commitment shall automatically be reduced by the principal amount of such Lender’s Loans or Lessor Fundings, as applicable, repaid to such Lender or the Lessor in connection with such purchase.

1.4 Not Revolving Commitments. The Commitments and Lessor Commitment hereunder are not revolving. No Fundings shall be made after the Restatement Effective Date.

1.5 Substitution of Agent. Effective as of the Restatement Effective Date, SunTrust Bank, in its capacity as the Prior Agent, hereby transfers to STEF all of the rights, claims, interests, powers and duties of the Prior Agent under the Existing Operative Agreements, and STEF hereby accepts and assumes all of such rights, claims, interests, powers and duties. From and after the Restatement Effective Date, each reference in any Operative Agreement to the Agent shall be deemed to refer to STEF.

SECTION 2. THE CLOSING.

2.1 Closing. All documents and instruments required to be delivered on the Restatement Effective Date shall be delivered at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 2500, Chicago, Illinois 60601 or at such other location as may be determined by the Lessor, the Agent and the Lessee.

2

2.2 Restatement Effective Date. The Lessee shall deliver to the Lessor and the Agent a requisition (a “Requisition”), in the form attached hereto as Exhibit A or in such other form as is reasonably satisfactory to the Lessor and the Agent (together with such additional schedules, affidavits, releases, waivers, statements, invoices, bills, and other documents, certificates and information required by the Agent), in connection with the Restatement Effective Date relating to the Fundings (including the continuation of the outstanding Fundings under the Existing Operative Agreements) on such date, and, to the extent determined by the Lessee (as set forth in the Requisition), to the funding of Transaction Expenses and other fees, expenses and disbursements payable by the Lessee pursuant to Section 6.1 with invoices (in form and substance reasonably acceptable to the Agent and the Lessor) for such Transaction Expenses and other fees, expenses and disbursements attached to such Requisition.

SECTION 3. FUNDINGS; YIELD; INTERCREDITOR AGREEMENT.

3.1 General. To the extent of the Lessor Fundings and those funds that have been made available to the Lessor as Loans by the Lenders, the Lessor will use such funds in accordance with the terms and conditions of this Agreement and the other Operative Agreements (i) to fund the Property Additional Amounts to the Lessee, (ii) to fund the Transaction Expenses, fees, expenses and other disbursements payable by the Lessee under Sections 6.1 and (iii) to pay the outstanding principal amount of Existing Loans to the extent required pursuant to Section 1.2. Except to the extent paid pursuant to Section 1.2 to prepay the Exiting Lenders and to realign the outstanding Fundings to conform to the Financing Parties’ Commitments under this Agreement, the Fundings outstanding under the Existing Operative Agreements as of the Restatement Effective Date shall remain outstanding.

3.2 Procedures for Funding on the Restatement Effective Date.

(a) The Lessee shall designate the date for Fundings hereunder in accordance with the terms and provisions hereof. Prior to 11:00 a.m. New York time, not less than (i) one (1) Business Day prior to the date of any requested Base Rate Funding or (ii) three (3) Business Days prior to the date of any requested Eurodollar Funding, the Lessee shall deliver to the Lessor and the Agent, with respect to the Restatement Effective Date, a Requisition as described in Section 2.2. There will be only one Funding hereunder, which will occur on the Restatement Effective Date.

(b) The Requisition shall: (i) be irrevocable, (ii) request funds in an amount that is not in excess of the total aggregate of the Commitments plus the Lessor Commitment, and (iii) request that the Lessor make and/or continue Lessor Fundings and that the Lenders make and/or continue Loans to the Lessor for the purposes described in Section 3.1.

(c) Subject to the terms and conditions of the Credit Agreement on the Restatement Effective Date,

(i) each Lender shall make Loans to the Lessor and/or shall continue its Existing Loans such that the aggregate principal amount of such Lender’s Loans shall be in an amount equal to such Lender’s Commitment Percentage

3

times the Requested Funds specified in the Requisition, up to an aggregate principal amount of the aggregate Commitments (such Loans to be apportioned to Series A Loans and Series B Loans in accordance with definitions thereof);

(ii) the Lessor shall make a Lessor Funding and/or continue its outstanding Lessor Fundings in an amount equal to the Lessor’s Commitment Percentage times the Requested Funds specified in the Requisition, up to an aggregate principal amount of the Lessor Commitment; and

(iii) the total amount of such Loans and Lessor Fundings made on the Restatement Effective Date shall be used in accordance with Section 3.1.

(d) The Lessor Fundings outstanding from time to time shall accrue yield at the interest rate that is then applicable to the Loans (“Yield”). The Lessor Fundings shall be allocated to the same Type and same Interest Periods as the outstanding Loans. If all or a portion of the principal amount or Yield on the Lessor’s Fundings shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lessor under the Lease, to the maximum extent permitted by law, accrue Yield at the Overdue Rate, from the date of non payment until paid in full (both before and after judgment). The Loans outstanding from time to time shall accrue interest as set forth in the Credit Agreement.

(e) Subject to the restrictions set forth in Sections 2.3 and 2.9(c) of the Credit Agreement, the Lessee may:

(i) upon delivery of written notice to the Agent on or before 11:00 A.M., New York time, one (1) Business Day prior to the date of such conversion, convert all or a part of Eurodollar Rate Fundings to Base Rate Fundings on the last day of the Interest Period for such Eurodollar Rate Fundings; and

(ii) upon delivery of written notice to the Agent on or before 11:00 A.M., New York time, three (3) Business Days’ prior to the date of such election or conversion:

(A) elect a subsequent Interest Period for all or a portion of Eurodollar Rate Fundings to begin on the last day of the then current Interest Period for such Eurodollar Rate Fundings; and

(B) convert Base Rate Fundings to Eurodollar Rate Fundings on any Business Day.

All or any part of outstanding Eurodollar Fundings or Base Rate Fundings may be converted as provided herein, and all or any part of outstanding Eurodollar Fundings may be continued as Eurodollar Fundings for a subsequent Interest Period as provided herein, provided in each case that (i) no Base Rate Funding may be converted into a Eurodollar Funding, and no Eurodollar Funding may be continued as a Eurodollar Funding for a subsequent Interest Period, when any Event of Default has occurred and is continuing, (ii) no Base Rate Funding may be converted into a Eurodollar Funding which matures after the Maturity Date, and (iii) such notice of

4

conversion shall contain an election by the Lessee of an Interest Period for such Eurodollar Funding to be created by such conversion and such Interest Period shall be in accordance with the terms of the definition of the term “Interest Period” as set forth in Appendix A to this Agreement and provided, further, that with respect to each conversion or continuation of any Eurodollar Rate Funding, if the Lessee shall fail to give any required notice or if such continuation is not permitted pursuant to the preceding provision, such Funding shall be automatically converted to a Base Rate Funding on the last day of such then expiring Interest Period.

3.3 Conditions to the Lessor’s and the Lenders’ Obligations to Advance Funds and Continue Fundings on the Restatement Effective Date. The obligations of the Lessor to make and/or continue Lessor Fundings and of each Lender to make and/or continue Loans to the Lessor on the Restatement Effective Date are subject to the prior or contemporaneous satisfaction or waiver of the following conditions precedent:

(a) the correctness in all material respects on the Restatement Effective Date of the representations and warranties of the Lessee and the Financing Parties (other than such Financing Party) contained herein and in each of the other Operative Agreements;

(b) the performance in all material respects by the Lessee of its agreements contained herein and in the other Operative Agreements which covenants are to be performed by the Lessee on or prior to the Restatement Effective Date;

(c) the satisfaction of all conditions to any such Lessor Funding or Loan set forth in any Operative Agreement;

(d) the Agent and the Lessor shall have received a fully executed copy of a counterpart of the Requisition, appropriately completed;

(e) the Agent shall have received (in form and substance satisfactory to the Agent and the Financing Parties) fully executed originals of those Operative Agreements that are being amended and restated or executed as of the Restatement Effective Date;

(f) the Agent shall have received (in form and substance satisfactory to the Agent) fully-executed originals of all documents (including without limitation modifications of deeds, existing mortgages, deeds of trust, financing statements, lease supplements, and memoranda of leases and assignments) deemed necessary by the Agent to continue the perfection and priority of any liens on the Properties or any other collateral securing any obligations under any Operative Agreement; provided that, with respect to Properties located in states that may require the payment of transfer or recording taxes, charges or fees in connection with the transactions contemplated hereunder which taxes, charges or fees may be eliminated or reduced by the release of any existing Mortgage, such Mortgage may be terminated and released;

(g) the repayment to the Exiting Lenders of all accrued and unpaid interest on their Existing Loans (together with any applicable compensation for break funding costs);

5

(h) no Default or Event of Default under any of the Operative Agreements shall have occurred after giving effect to the Funding requested by the Requisition and the other transactions contemplated hereunder;

(i) the Lessee shall have caused to be delivered to the Agent and the Lessor a legal opinion (in form and substance reasonably satisfactory to the Agent, the Lessor and the Majority Financing Parties) from counsel to the Lessee addressed to Agent and each Financing Party; and

(j) each Financing Party shall have received a report of the Appraiser with respect to each Property (an “Appraisal”), paid for by the Lessee, which shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be satisfactory to such Financing Party and shall state in a manner satisfactory to such Financing Party the estimated “as vacant” value of the Property. Such Appraisal must show that the “as vacant” value of each Property is at least three (3) times the amount of the sum of the B Allocated Amount and B Loans related to such Property.

3.4 Inspection of Documents; Hold Harmless; Removal of Properties. Any document or item delivered to the Agent shall be available for inspection at any time during ordinary business hours upon reasonable notice by any Financing Party. Without limiting the generality of Section 7 of the Credit Agreement, neither the Agent nor the Prior Agent shall incur any liability to any Financing Party or any other Person (and each Financing Party and the Lessee hereby holds the Agent and the Prior Agent harmless from any such liability) as a result of any such document or item, any information contained therein or the failure to receive any such document, or the Agent’s or the Prior Agent’s approval of any Property.

3.5 Intercreditor Agreement. Notwithstanding anything to the contrary herein or in the Operative Agreements, in the event that the Lessee or any Subsidiary shall issue any Senior Parity Debt, Administrative Agent is authorized, without the consent of the Financing Parties, to enter into one or more intercreditor agreements or other similar arrangements with the Senior Parity Debt Holders and the lenders party to the Amended Tech Data Credit Agreement (or the agents on behalf of such lenders or Senior Parity Debt Holders) in order to effectuate pari passu status between the obligations of the Lessee under the Operative Agreements, such Senior Parity Debt, and the obligations under the Amended Tech Data Credit Agreement. At the election of the Lessee, Senior Parity Debt and the Amended Tech Data Credit Agreement may either (i) benefit from a guaranty of payment by Domestic Subsidiaries that are Significant Subsidiaries, or (ii) have the benefit of a pledge of the Pledged Interests in each Direct Foreign Subsidiary that is a Significant Subsidiary, or (iii) both of the foregoing. Administrative Agent shall take all such further actions as are necessary to effectuate the transactions contemplated by this Section 3.5, all at the sole expense of Lessee.

3.6 Guaranty; Pledge Agreement.

(a) As security for the full and timely payment and performance of all Obligations, Tech Data shall do or cause to be done all things necessary to cause each Domestic Subsidiary that is a Significant Subsidiary (other than Tech Data Finance SPV or a Special Purpose Finance Subsidiary) to execute and deliver to Administrative Agent

6

for the benefit of the Lenders and the Lessor a Guaranty and shall further cause each Person who thereafter becomes a Domestic Subsidiary that is a Significant Subsidiary to do all those things required by Section 7.3A(f).

(b) As security for the full and timely payment and performance of (i) all Obligations now existing or hereafter arising and (ii) if applicable, all obligations of Guarantors under the Guaranty, Tech Data shall, and shall cause each Domestic Subsidiary to deliver to Collateral Agent the Pledge Agreements as required pursuant to Section 7.3A(f).

3.7 Further Assurances. At the request of the Collateral Agent or the Administrative Agent from time to time, Tech Data will or will cause all other Lessee/Borrower Parties, as the case may be, to execute, by their respective Responsible Officers, alone or with the Collateral Agent, any certificate, instrument, financing statement, control agreement, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Collateral Agent or the Administrative Agent reasonably deems necessary from time to time to create, continue or preserve the Liens in Collateral (and the perfection and priority thereof) of the Collateral Agent contemplated hereby and by the other Operative Agreements and specifically including all Collateral acquired by Tech Data or any other Lessee/Borrower Party and all Collateral moved to or from time to time located at locations owned by third parties, including without limitation all leased locations, bailees, warehousemen and third party processors.

3.8 Information Regarding Collateral. Tech Data represents and warrants as of the Restatement Effective Date and covenants that: (i) each exact legal name, type of organization, jurisdiction of formation and chief executive office of Tech Data and each other Person providing Collateral pursuant to the Pledge Agreement (each, a “Grantor”) at the Restatement Effective Date, (ii) the exact U.S. taxpayer identification number and organizational identification number of each Grantor at the Restatement Effective Date, (iii) each exact legal name, type of organization, jurisdiction of formation, and chief executive office of each Direct Foreign Subsidiary that is a Significant Subsidiary at the Restatement Effective Date, (iv) each exact legal name of each Person owning Subsidiary Securities of any such Direct Foreign Subsidiaries and the number and class of any such Subsidiary Securities owned by such Person, and (v) each exact legal name of each Subsidiary and an indication of whether such Subsidiary is a Domestic Subsidiary, Foreign Subsidiary, Direct Foreign Subsidiary or Significant Subsidiary, are specified on Schedule 5.1(m), as Schedule 5.1(m) shall be updated annually in accordance with Section 7.02(b) of the Amended Tech Data Credit Agreement.

Tech Data further covenants that it shall not change, and shall not permit any other Grantor or any Direct Foreign Subsidiary that is a Significant Subsidiary to change, its name, jurisdiction of formation (whether by reincorporation, merger or otherwise), the location of its chief executive office, except upon giving written notice (prior to or immediately following such change) to the Administrative Agent and the Collateral Agent and (prior to such change or immediately following such change) taking or causing to be taken all such action at Tech Data’s or such other Grantor’s expense as may be required by applicable Law to maintain the perfection of the Lien of the Collateral Agent in all Collateral. Without limiting the generality of the foregoing, Tech Data covenants that it shall, and shall cause each Grantor to, (prior to such

7

change or, if later, immediately upon request) take all such action at Tech Data’s or such other Grantor’s expense as may be reasonably requested by the Collateral Agent or the Administrative Agent to perfect or maintain the perfection of the Lien of the Collateral Agent in Collateral pledged under the Pledge Agreement.

SECTION 4. CONDITIONS TO THE RESTATEMENT EFFECTIVENESS.

4.1 Conditions to the Lessor’s Obligations. The obligations of the Lessor to consummate the transactions contemplated by this Agreement, including the obligation to execute and deliver the applicable Operative Agreements to which it is a party on the Restatement Effective Date, are subject to (i) the accuracy and correctness on the Restatement Effective Date of the representations and warranties of the other parties hereto contained herein, (ii) the accuracy and correctness in all material respects on the Restatement Effective Date of the representations and warranties of the other parties hereto contained in any other Operative Agreement or certificate delivered pursuant hereto or thereto, (iii) the performance by the other parties hereto in all material respects of their respective agreements contained herein and in the other Operative Agreements and to be performed by them on or prior to the Restatement Effective Date and (iv) the satisfaction, or waiver by the Lessor, of all of the following conditions on or prior to the Restatement Effective Date:

(a) Each of the Operative Agreements to be entered into as of the Restatement Effective Date shall have been duly authorized, executed and delivered by the parties thereto, other than the Lessor, and shall be in full force and effect, and no Default or Event of Default shall exist thereunder (both before and after giving effect to the transactions contemplated by the Operative Agreements), and the Lessor shall have received a fully executed copy of each of the Operative Agreements (other than the Notes of which it shall have received specimens). The Operative Agreements (or memoranda thereof), any supplements thereto and any financing statements and fixture filings in connection therewith required under the Uniform Commercial Code shall have been filed or shall be promptly filed, if necessary, in such manner as to enable the Lessee’s counsel to render its opinion referred to in Section 4.1(g) hereof;

(b) All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Agreements shall have been paid or provision for such payment shall have been made to the reasonable satisfaction of the Lessor and the Agent;

(c) No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Agreement, any other Operative Agreement or any transaction contemplated hereby or thereby or (ii) which is reasonably likely to have a Material Adverse Effect;

(d) In the reasonable opinion of the Lessor and its counsel, the transactions contemplated by the Operative Agreements do not and will not violate any Legal Requirements and do not and will not subject the Lessor to any materially adverse regulatory prohibitions or constraints;

8

(e) The Lessor and the Agent shall each have received (with a copy to each of the Financing Parties) an Officer’s Certificate of the Lessee, dated as of the Restatement Effective Date, in such form as is reasonably acceptable to such parties stating that (i) each and every representation and warranty of the Lessee contained in the Operative Agreements to which it is a party is true and correct in all material respects on and as of the Restatement Effective Date; (ii) no Lease Default or Lease Event of Default has occurred and is continuing under any Operative Agreement; (iii) each Operative Agreement to which Lessee is a party is in full force and effect with respect to it; and (iv) the Lessee has performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Restatement Effective Date;

(f) The Lessor and the Agent shall each have received (with a copy to each of the Financing Parties) (i) a certificate of the Secretary or an Assistant Secretary of each of the Lessee and each Guarantor and each other Credit Party in such form as is reasonably acceptable to such parties attaching and certifying as to (A) the resolutions of the Board of Directors of Lessee or such Guarantor (as the case may be) duly authorizing the execution, delivery and performance by Lessee or such Guarantor (as the case may be) of each of the Operative Agreements to which it is or will be a party, (B) its certificate of incorporation and by-laws, in each case certified as of a recent date by the Secretary of State of the State of its incorporation, and (C) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Agreements to which it is a party and (ii) a good standing certificate from the appropriate officer of each state in which it is required to be qualified to do business as to its good standing in such state;

(g) Counsel for the Lessee reasonably acceptable to the other parties hereto shall have issued to the Lessor, the Agent and the Financing Parties an opinion addressing those matters described in Exhibit B and in such form as is reasonably acceptable to such parties; and

(h) As of the Restatement Effective Date, there shall not have occurred any material adverse change in the consolidated assets, liabilities, operations, business or financial condition of the Lessee from that set forth in the audited financial statements of the Lessee dated January 31, 2008.

4.2 Conditions to the Lessee’s Obligations. The obligation of the Lessee to execute and deliver the Operative Agreements to which it is a party as of the Restatement Effective Date, is subject to (i) the accuracy and correctness on the Restatement Effective Date of the representations and warranties of the other parties hereto contained herein, (ii) the accuracy and correctness on the Restatement Effective Date of the representations and warranties of the other parties hereto contained in any other Operative Agreement or certificate delivered pursuant hereto or thereto, (iii) the performance by the other parties hereto of their respective agreements contained herein and in the other Operative Agreements, in each case to be performed by them on or prior to the Restatement Effective Date, and (iv) the satisfaction or waiver by the Lessee of all of the following conditions on or prior to the Restatement Effective Date:

(a) Each of the Operative Agreements to be entered into as of the Restatement Effective Date shall have been duly authorized, executed and delivered by the parties thereto, other than the Lessee, and shall be in full force and effect, and no Default, other than Defaults of the Lessee, shall exist thereunder, and the Lessee shall have received a fully executed copy of each of the Operative Agreements (other than Notes of which it shall have received a specimen);

9

(b) In the reasonable opinion of the Lessee and its counsel, the transactions contemplated by the Operative Agreements do not violate any material Legal Requirements and will not subject Lessee to any materially adverse regulatory prohibitions or constraints; and

(c) No action or proceeding shall have been instituted nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Agreement, any other Operative Agreement or any transaction contemplated hereby or thereby or (ii) which is reasonably likely to have a Material Adverse Effect;

4.3 Conditions to the Agent’s and Lenders’ Obligations. The obligations of the Agent and the Lenders to consummate the transactions contemplated by this Agreement, including the obligation to execute and deliver each of the Operative Agreements to which it is a party as of the Restatement Effective Date, are subject to (i) the accuracy and correctness on the Restatement Effective Date of the representations and warranties of the other parties hereto contained herein, (ii) the accuracy and correctness in all material respects on the Restatement Effective Date of the representations and warranties of the other parties hereto contained in any other Operative Agreement or certificate delivered pursuant hereto or thereto, (iii) the performance by the other parties hereto in all material respects of their respective agreements contained herein and in the other Operative Agreements, in each case to be performed by them on or prior to the Restatement Effective Date, and (iv) the satisfaction, or waiver by the Agent, of all of the following conditions on or prior to the Restatement Effective Date:

(a) Each of the Operative Agreements to be entered into as of the Restatement Effective Date shall have been duly authorized, executed and delivered by the parties thereto, other than the Agent, and shall be in full force and effect, and no Default or Event of Default shall exist thereunder (both before and after giving effect to the transactions contemplated by the Operative Agreements), and the Agent shall have received a fully executed copy of each of the Operative Agreements (including the Notes). The Operative Agreements (or memoranda thereof), any supplements thereto and any financing statements and fixture filings in connection therewith required under the Uniform Commercial Code shall have been filed or shall be promptly filed, if necessary, in such manner as to perfect the Agent’s interests in the Collateral;

10

(b) The satisfaction of each of the conditions set forth in Sections 4.1(b), (c), (e), (f) and (h); and

(c) In the reasonable opinion of the Agent, the Majority Financing Parties and their respective counsel, the transactions contemplated by the Operative Agreements do not and will not violate any Legal Requirements and do not and will not subject the Agent or any Financing Party to any adverse regulatory prohibitions or constraints.

The Lenders hereby acknowledge that no new or updated owner’s or lender’s title policies, title searches, UCC searches, surveys or environmental reports will be delivered in connection with the Restatement Effective Date.

SECTION 5. REPRESENTATIONS AND WARRANTIES ON THE RESTATEMENT EFFECTIVE DATE.

5.1 Representations and Warranties of the Lessee and Guarantors. Effective as of the Restatement Effective Date, the Lessee and each Guarantor represent and warrant to each of the other parties hereto that:

(a) Existence, Qualification and Power; Compliance with Laws. The Lessee and each Guarantor (i) is a corporation or other legal entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own its assets and carry on its business and (y) execute, deliver and perform its obligations under the Operative Agreements to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in each case referred to in clause (ii)(x), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention. The execution, delivery and performance by the Lessee and each Credit Party of each Operative Agreement to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (x) any Contractual Obligation to which such Person is a party or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.

(c) Governmental Authorization; Other Consents. Except for consents which have already been obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person which has not been obtained is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Lessee or any Guarantor of this Agreement or any other Operative Agreement.

11

(d) Binding Effect. This Agreement has been, and each other Operative Agreement, when delivered hereunder, will have been, duly executed and delivered by the Lessee and each Guarantor that is party thereto. This Agreement constitutes, and each other Operative Agreement when so delivered will constitute, a legal, valid and binding obligation of the Lessee or such Guarantor, enforceable against the Lessee and each Guarantor that is party thereto in accordance with its terms.

(e) Financial Statements; No Material Adverse Effect.

(i) The Audited Financial Statements (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (y) fairly present the financial condition of the Lessee and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (z) show all material indebtedness and other liabilities, direct or contingent, of the Lessee and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(ii) The unaudited consolidated financial statements of the Lessee and its Subsidiaries dated April 30, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present the financial condition of the Lessee and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (x) and (y), to the absence of footnotes and to normal year-end audit adjustments.

(iii) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(f) Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Lessee after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Lessee or any of its Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Operative Agreement, or any of the transactions contemplated hereby, or (ii) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(g) No Default. Neither the Lessee nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Operative Agreement.

12

(h) Ownership of Property; Liens. Each of the Lessee and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Lessee and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 8.01 of the Amended Tech Data Credit Agreement, as incorporated by reference pursuant to Section 7.3A(a).

(i) Environmental Compliance. The Lessee and its Subsidiaries conduct in the ordinary course of business a review of the effect of claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Lessee has reasonably concluded that Environmental Laws and such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Insurance. The properties of the Lessee and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Lessee or the applicable Subsidiary operates none of which insurance shall be provided by any Subsidiary or any other Affiliate of the Lessee except to the extent that any such Affiliate has reinsured all exposure related thereto with one or more financially sound and reputable insurance or reinsurance companies none of which is an Affiliate of the Lessee.

(k) Taxes. The Lessee and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Lessee or any Subsidiary that would, if made, have a Material Adverse Effect.

(l) ERISA Compliance.

(i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lessee, nothing has occurred which would prevent, or cause the loss of, such qualification. The Lessee and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

13

(ii) There are no pending or, to the best knowledge of the Lessee, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any Unfunded Pension Liability; (C) neither the Lessee nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Lessee nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither the Lessee nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(m) Subsidiaries. As of the Restatement Effective Date, the Lessee has no Subsidiaries other than those specifically disclosed in Schedule 5.1(m) and has no equity investments in any corporation or entity that is not a Subsidiary other than those specifically disclosed in Schedule 5.1(m).

(n) Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(i) The Lessee is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Funding, not more than 25% of the value of the assets (either of the Lessee and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.5 of the Amended Tech Data Credit Agreement (as such sections are incorporated by reference in accordance with Section 7.3A(a)) or subject to any restriction contained in any agreement or instrument between the Lessee and any Financing Party or any Affiliate of any Financing Party relating to Indebtedness and within the scope of Section 17.1(h) of the Lease will be margin stock.

(ii) None of the Lessee, any Person Controlling the Lessee, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

14

(o) Disclosure. The Lessee has disclosed to the Agent and the Financing Parties all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Lessee, any Guarantor to the Agent or any Financing Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Lessee represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(p) Compliance with Laws. Each of the Lessee and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(q) Intangible Assets. The Lessee and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are used in the conduct of their respective businesses as now operated, and none of such items, to the best knowledge of Lessee, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict has a Material Adverse Effect.

(r) Tax Shelter Regulations. The Lessee does not intend to treat the Fundings as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Lessee determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. If the Lessee so notifies the Agent, the Lessee acknowledges that one or more of the Financing Parties may treat its Fundings as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Financing Parties will maintain the lists and other records required by such Treasury Regulation. The Lessee acknowledges that neither the Agent nor any Lender has provided any tax advice to the Lessee or any Subsidiary in connection with this Agreement or any of the transactions contemplated hereby.

(s) Off-Balance Sheet Liabilities. Neither the Lessee nor any Subsidiary has any Off-Balance Sheet Liabilities other than this Transaction and those identified on Schedule 5.1(s).

(t) True and Accurate Information. All information heretofore or contemporaneously herewith furnished by either the Lessee or any of its Subsidiaries to

15

the Agent, the Lessor or any Financing Party for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter prepared and furnished by the Lessee or any of its Subsidiaries to the Agent, the Lessor or any Financing Party pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information, taken as a whole, does not and will not omit to state any material fact necessary to make such information, taken as a whole, not misleading;

(u) Wetlands. There are no wetlands, tidelands or swamp or overflow lands on any Property that interfere with the intended or expected current or future use of such Property, or that interfere with the value of any such Property; and each of the Lessee and each of its Subsidiaries is in compliance with all Environmental Laws relating to any such wetland, tideland or swamp or overflow land on any Property;

(v) Environmental Conditions of Properties. Except as listed on Schedule 5.1(v), there is no condition arising from or affecting any Property or arising from or affecting any lands nearby or adjacent to any Property that is having or is reasonably likely to have a significant adverse effect upon human health or the environment at such Property or upon the use or value of such Property; and

(w) No Condemnation. The Lessee has done the proper due diligence to determine, and have determined, that there is no reasonable likelihood that any Property will be condemned, taken by eminent domain or otherwise taken by any Governmental Authority.

(x) Perfected Security Interest in Property. Upon filing of each of the UCC Financing Statements (with respect to each Property) in the filing offices designated by the Lessee, such UCC Financing Statements will be filed with the appropriate Governmental Authorities in order to perfect a security interest in each Property (to the extent perfection can be obtained by filing under the UCC);

(y) Perfected Security Interest in Equipment. Upon filing in the filing offices designated by the Lessee, the Lender Financing Statements, together with an assignment to the Agent of the filed Lessor Financing Statements, will perfect a valid first priority security interest in all Equipment included in any Existing Property and all other collateral described therein in which a security interest or mortgage can be perfected by filing under the UCC, subject only to Permitted Exceptions, and upon filing, the Lessor Financing Statements will protect Lessor’s interest under the Lease to the extent the Lease is a security agreement and mortgage;

(z) Flood Insurance. No portion of any Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, or if any such Property is located in an area identified as a special flood hazard area by any such agency, then flood insurance has been obtained for such Property in accordance with Section 14.2(b) of the Lease and in accordance with the National Flood Insurance Act of 1968, as amended;

16

(aa) Insurance. The Lessee has obtained insurance coverage for each Property which meets the requirements of Article XIV of the Lease and all of such coverage is in full force and effect;

(bb) Compliance with Laws. Each Property complies with all Legal Requirements (including, without limitation, all zoning and land use laws and Environmental Laws);

(cc) Consents. All consents, licenses, permits, authorizations, assignments and building permits required as of the Restatement Effective Date by all Legal Requirements or pursuant to the terms of any contract, indenture, instrument or agreement for construction, completion, occupancy, operation, leasing or subleasing of each Property have been obtained and are in full force and effect, except to the extent that the failure to so obtain would not, individually or in the aggregate, have a Material Adverse Effect;

(dd) Improvements. The Improvements located on any Property will comply with all applicable Legal Requirements and Insurance Requirements (including, without limitation, all zoning and land use laws and Environmental Laws). The Plans and Specifications for each Property have been prepared in accordance with all applicable Legal Requirements (including, without limitation, all applicable Environmental Laws and building, planning, zoning and fire codes), and such Improvements do not encroach in any manner onto any adjoining land (except as permitted by express written easements) and such Improvements and the use thereof by the Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply in all respects with all applicable Legal Requirements (including, without limitation, all applicable Environmental Laws and building, planning, zoning and fire codes). There are no material defects to such Improvements including, without limitation, the plumbing, heating, air conditioning and electrical systems thereof. All water, sewer, electric, gas, telephone and drainage facilities and all other utilities required to adequately service such Improvements for their intended use are available pursuant to adequate permits at any Property (including any that may be required under applicable Environmental Laws). There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or, to the best knowledge of the Lessee, threatened which adversely affects the title to, or the use, operation or value of, any of the Properties. No fire or other casualty with respect to any of the Properties has occurred which (1) has had a Material Adverse Effect or (2) is not fully covered by insurance. All utilities serving the Properties are located in and vehicular access to such Improvements is provided by either public rights-of-way abutting the related Property or Appurtenant Rights. All licenses, approvals, authorizations, consents, permits (including, without limitation, building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof of dedication, required for (i) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from the real property underlying any Improvements at any Property during the use and operation of such Improvements and (ii) the use and operation of such Improvements with the applicable Equipment which such Improvements support for the purposes for which they were intended have been obtained from the appropriate Governmental Authorities or from private parties, as the case may be;

17

(ee) Improvements Within Building Restriction Lines. The Improvements on each Property are (and, in the case of the incomplete Improvements, when completed, the Improvements will be) wholly within any building restriction lines (unless consented to by applicable Government Authorities), however established; and

(ff) No Liens. There have been no Liens against the Improvements on any Property other than Permitted Liens.

(gg) OFAC. Neither the Lessee, the Guarantors nor any of their respective Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq and any other laws relating to terrorism or money laundering.

5.2 Representations of the Lessor. Effective as of the date hereof, the Lessor represents and warrants to the Agent, the Lenders, and the Lessee as follows:

(a) Securities Act. The interest being acquired or to be acquired by the Lessor in the Properties is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that the Lessor shall be entitled to assign, convey or transfer its interest in accordance with the Operative Agreements.

(b) Lessor Liens. No Lessor Liens (other than those expressly created by the Operative Agreements) exist on the Property, or any portion thereof, and the execution, delivery and performance by the Lessor of this Agreement or any other Operative Agreement to which it is or will be a party will not subject the Property, or any portion thereof, to any Lessor Liens (other than those expressly created by the Operative Agreements).

(c) Employee Benefit Plans. The Lessor is not and will not be making its investment hereunder, and is not performing its obligations under the Operative Agreements, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or “plan” (as defined in Section 4975(e)(1)) of the Code.

(d) No Offering. The Lessor has not offered the Notes to any Person in any manner that would subject the issuance thereof to registration under the Securities Act or any applicable state securities laws.

18

(e) OFAC. Neither the Lessor nor any of its Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA Patriot Act and any other laws relating to terrorism or money laundering.

SECTION 6. PAYMENT OF CERTAIN EXPENSES.

6.1 Transaction Expenses. The Lessee agrees on the Restatement Effective Date, to pay, or cause to be paid, all reasonable fees, expenses and disbursements of the various outside legal counsels for the Lessor and the Agent in connection with the transactions contemplated by the Operative Agreements and incurred in connection with the Restatement Effective Date, including all Transaction Expenses (arising in connection with the Restatement Effective Date), and all other reasonable fees, expenses and disbursements in connection with the Restatement Effective Date, including, without limitation, all fees, taxes and expenses for the recording, registration and filing of documents, the costs of residual value insurance obtained by the Lessor, the costs of the Appraisals, all transfer taxes and the cost of all insurance required by the Operative Agreements. On the Restatement Effective Date, after delivery and receipt of the Requisition referenced in Section 2.2(a) and satisfaction of the other conditions precedent for such date, the Lenders shall make Loans to the Lessor and Lessor shall contribute its own Lessor Fundings to the Lessee to pay for the Transaction Expenses, fees, expenses and other disbursements referenced in this Section 6.1.

6.2 Certain Fees and Expenses. Lessee agrees to pay or cause to be paid (i) all reasonable expenses (including reasonable outside counsel fees and expenses) incurred by the Lessor or the Agent in entering into any future amendments or supplements requested by the Lessee with respect to any of the Operative Agreements, whether or not such amendments or supplements are ultimately entered into, or giving or withholding of waivers of consents hereto or thereto which have been requested by the Lessee, or any purchase of any Property by the Lessee pursuant to Article XX of the Lease, and (ii) all costs and expenses (including reasonable counsel fees and expenses) incurred by the Lessor, the Lessee, the Financing Parties or the Agent in connection with the enforcement of any Operative Agreement or any exercise of remedies under any Operative Agreement.

SECTION 7. OTHER COVENANTS AND AGREEMENTS.

7.1 Cooperation with the Lessee. The Lessor and the Agent shall, to the extent reasonably requested by the Lessee (but without assuming additional liabilities on account thereof), at the Lessee’s expense, cooperate with the Lessee in connection with its covenants contained herein including, without limitation, at any time and from time to time, upon the request of the Lessee, promptly and duly executing and delivering any and all such further instruments, documents and financing statements (and continuation statements related thereto) as the Lessee may reasonably request in order to perform such covenants.

19

7.2 Covenants of the Lessor. The Lessor hereby agrees that so long as this Agreement is in effect, unless the Agent, the Lessee and the other Financing Parties shall have otherwise consented in writing:

(a) the proceeds of the Loans received from the Lenders will be used by the Lessor solely to fund the Property Additional Amounts, to repay the Existing Loans of the Exiting Lenders, to repay a portion of the Existing Loans to the extent contemplated by Section 1.2 and to fund the Transaction Expenses. No portion of the proceeds of the Loans will be used by the Lessor (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any Applicable Law;

(b) it shall not consent to or suffer or permit any Lien against the Property, other than as expressly contemplated pursuant to the Operative Documents;

(c) it shall not consent to or suffer or permit the creation of any easement or other restriction against the Property other than as permitted pursuant to Section 7.5;

(d) it shall promptly discharge each Lessor Lien and shall indemnify the Lenders and the Lessee for any diminution in value of any Property resulting from such Lessor Liens;

(e) it shall give prompt notice to the Lessee and the Agent if the Lessor shall change its jurisdiction of organization;

(f) provided that no Lease Event of Default has occurred and is continuing, it shall not, without the prior written consent of the Lessee, consent to or permit any amendment, supplement or other modification of the terms and provisions of the Credit Agreement or the Notes or (to the extent such amendment, supplement or modification would have an adverse effect on the rights or obligations of the Lessee under the Lease) any other Operative Agreement;

(g) it shall not consent to or permit any amendment, supplement or other modification of the terms and provisions of any Operative Agreement, in each case without the prior written consent of the Agent and in accordance with Section 11.5 of this Agreement, except as described in Section 7.5 of this Agreement; and

(h) it (i) shall take such actions and shall refrain from taking such actions with respect to the Operative Agreements or the Properties and shall grant such approvals and otherwise act or refrain from acting with respect to the Operative Agreements or the Properties in each case as directed in writing by the Agent or, to the extent required by Section 7.5, the Lessee; and (ii) shall not take any action, grant any approvals or otherwise act under or with respect to the Operative Agreements or any matters relating to the Properties without first obtaining the prior written consent of the Agent; provided, however, that notwithstanding the foregoing provisions of this subparagraph (h) the Lessor and the Agent each acknowledge, covenant and agree that, with respect to all

20

matters under the Operative Agreements that require the consent or concurrence of all of the Financing Parties pursuant to the terms of Section 11.5 (the “Unanimous Vote Matters”), neither the Lessor nor the Agent shall act or refrain from acting with respect to any Unanimous Vote Matter until such party has received the approval of each Financing Party with respect thereto;

7.3A Lessee Covenants.

(a) Incorporation of Covenants. Reference is made to Articles VII and VIII of the Amended Tech Data Credit Agreement (hereinafter referred to as the “Incorporated Covenants”). The Lessee agrees with the Lessor, the Administrative Agent and the Financing Parties that the Incorporated Covenants (and all other relevant provisions of the Amended Tech Data Credit Agreement related thereto, including, but not limited to, the defined terms used in the Incorporated Covenants) are hereby incorporated by reference into this Agreement to the same extent and with the same effect as if set forth fully herein and therein and shall inure to the benefit of the Lessor, the Administrative Agent and each of the Financing Parties, without giving effect to any waiver, amendment, modification or replacement of the Amended Tech Data Credit Agreement, any term or provision of the Incorporated Covenants or and defined term used in the Incorporated Covenants occurring subsequent to the date of this Agreement, except to the extent otherwise specifically provided in the following provisions of this paragraph; provided, that the references to Facility Guaranty in Section 8.04 of the Amended Tech Data Credit Agreement shall be deemed to be references to the Guaranty for purposes of the Incorporated Covenants. In the event a waiver is granted under the Amended Tech Data Credit Agreement or an amendment or modification is executed with respect to the Amended Tech Data Credit Agreement, and such waiver, amendment or modification affects the Incorporated Covenants or any defined term used in the Incorporated Covenants, then such waiver, amendment or modification shall be effective with respect to the Incorporated Covenants or the defined terms used therein as incorporated by reference into this Participation Agreement only if consented to in writing by the Majority Financing Parties and the Agent. In the event of any replacement of the Amended Tech Data Credit Agreement with a similar credit facility (the “New Facility”), the covenants and related defined terms contained in the New Facility which correspond to the covenants contained in Articles VII and VIII of the Amended Tech Data Credit Agreement and the related defined terms shall become the Incorporated Covenants hereunder only if consented to in writing by the Majority Financing Parties and the Agent, and, if such consent is not granted, then the covenants contained in Articles VII and VIII of the Amended Tech Data Credit Agreement (together with any modifications or amendments approved in accordance with this paragraph) shall continue to be the Incorporated Covenants hereunder. If the Amended Tech Data Credit Agreement (or any such New Facility, as the case may be) is terminated and not replaced, then, notwithstanding such termination, the covenants contained in Articles VII and VIII of the Amended Tech Data Credit Agreement (together with any modifications or amendments thereto, or covenants of the New Facility, in each case approved in accordance with this paragraph) shall continue to be the Incorporated Covenants hereunder.

21

(b) Financial Information, Reports, Notices, Etc. Without limiting the generality of the foregoing, from and after the date hereof , to the extent that the Incorporated Covenants require Tech Data or any of its Subsidiaries to deliver any financial statement, certificate, notice, report, or other document or information to the Amended Tech Data Credit Agent (or any other agent or any lender under the applicable credit facility), Tech Data shall, and shall cause any such Subsidiary to, simultaneously deliver a copy of such financial statement, certificate, notice, report, document or information to the Agent and each Financing Party. The foregoing notwithstanding, if the Agent or any Financing Party (each, a “Recipient”) has received a copy of any document from Tech Data or a Subsidiary because such Recipient is an agent or lender under the Amended Tech Data Credit Agreement or any New Facility, then nothing contained in this Section 7.3A(b) shall require Tech Data or such Subsidiary to deliver a second copy of such document to such Recipient solely because the Recipient is also the Agent or a Financing Party under this Agreement.

(c) Other Information. The Lessee shall, and shall cause each Subsidiary to, promptly deliver or cause to be delivered to the Agent and each Financing Party, such other information regarding any Property or the Lessee’s or any Subsidiary’s operations, business affairs or financial condition as the Agent or such Financing Party may reasonably request.

(d) Right of Inspection. The Lessee shall, and shall cause each Subsidiary to, permit any Person designated by the Agent or any Financing Party to visit and inspect any of the properties (including any Property), corporate books and financial reports of the Lessee or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all (unless an Event of Default has occurred and is continuing) at reasonable intervals and with reasonable notice.

(e) Officer’s Knowledge of Default. Upon any officer of the Lessee obtaining knowledge of any Default or Event of Default, the Lessee shall cause such officer to notify the Agent and the Lessor promptly of the nature thereof, the period of existence thereof, and what action the Lessee or such Subsidiary proposes to take with respect thereto.

(f) New Subsidiaries. Notify the Administrative Agent at the time that any Person becomes a Significant Subsidiary that is a Domestic Subsidiary or a Direct Foreign Subsidiary, and

(i) Within 30 days (in the case of clause (A)) and 60 days (in the case of clause (B)) of the formation or acquisition of any Significant Subsidiary or the time at which a Domestic Subsidiary or Direct Foreign Subsidiary becomes a Significant Subsidiary, including without limitation any time that any Subsidiary Securities of a Direct Foreign Subsidiary that is a Significant Subsidiary are acquired by a Domestic Subsidiary that has not previously executed and delivered a Pledge Agreement, cause to be delivered to Administrative Agent for the benefit of Administrative Agent and the Financing Parties:

(A) In the case of a Significant Subsidiary that is a Domestic Subsidiary, (I) a Guaranty in form and in substance satisfactory to the Administrative Agent or a Guaranty Joinder Agreement, in each case executed by such Significant Subsidiary, (II) an opinion of counsel to the Significant Subsidiary dated as of the date of delivery of the Guaranty or Guaranty Joinder Agreement provided for in this Section 7.3A(f) and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (III) the Organization Documents of such Significant Subsidiary and (IV) documents of the types referred to in Sections 4.1(f) and (g);

22

(B) In the case of a Significant Subsidiary that is a Direct Foreign Subsidiary, (I) a Pledge Agreement in such form as may be acceptable to the Administrative Agent or a Pledge Joinder Agreement, in each case executed by the Lessee or any Domestic Subsidiary directly owning the stock of such Significant Subsidiary which shall pledge the Pledged Interests in such Subsidiary to the Collateral Agent, (II) opinions of counsel to each pledgor and to the Significant Subsidiary that under the laws of the applicable foreign jurisdiction, all agreements, notices and other documents required to be executed, delivered, filed or recorded and all other action required to be taken, within or pursuant to the laws of such jurisdiction to perfect the Lien conferred in favor of Collateral Agent have been duly executed, delivered, filed, recorded or taken, as the case may be, and (III) take such further action and deliver or cause to be delivered such further documents as reasonably requested by the Collateral Agent or the Administrative Agent to effect the transactions contemplated herein; provided, however, that such Guaranty and opinion shall not be required with respect to a Domestic Subsidiary that (1) is intended to be a Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement through the Incorporated Covenants, and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 30-day period described above; provided further that such Pledge Agreement, opinion and other perfection actions shall not be required with respect to a Direct Foreign Subsidiary that (1) is intended to be a Significant Subsidiary only temporarily as part of a restructuring plan or acquisition plan otherwise permitted by this Agreement through the Incorporated Covenants and (2) in fact ceases to be a Significant Subsidiary in accordance with such plan prior to the end of the 60-day period described above; and provided further that neither Tech Data Finance SPV nor any Special Purpose Finance Subsidiary shall be required to deliver a Guaranty.

(ii) If at any time the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that have not executed and delivered to Administrative Agent a Guaranty (or whose Guaranty has been

23

released) exceeds in the aggregate 10% of the total assets of the Lessee (on a consolidated basis with its Subsidiaries), the Lessee shall promptly cause there to be delivered to Administrative Agent one or more additional Guaranties of Domestic Subsidiaries that do not constitute Significant Subsidiaries in order that after giving effect to such additional Guaranties, the sum of the total assets (on a consolidated basis with their respective Subsidiaries) of Domestic Subsidiaries (other than Tech Data Finance SPV or any Special Purpose Finance Subsidiary) that are not Guarantors does not exceed in the aggregate 10% of the total assets of the Lessee (on a consolidated basis with its Subsidiaries).

(g) The Lessee shall cause amendments to the Pledge Agreements reasonably acceptable to the Agent to be executed and appropriate recordings to be made in the appropriate jurisdiction within 30 days of the Restatement Effective Date.

7.3B. Lessee Covenants with respect to the Properties, Consent and Acknowledgment.

(a) The Lessee acknowledges and agrees that the Lessor, pursuant to the terms and conditions of the Security Agreement and the Mortgage Instruments, may create Liens respecting the various personal property, fixtures and real property described therein in favor of the Agent. The Lessee hereby irrevocably consents to the creation, perfection and maintenance of such Liens.

(b) The Lessor hereby instructs the Lessee, and the Lessee hereby acknowledges and agrees, that until such time as the Loans are paid in full and the Liens evidenced by the Security Agreement and the Mortgage Instruments have been released, (i) any and all Rent and any and all other amounts of any kind or type under any of the Operative Agreements due and owing or payable to the Lessor shall instead be paid directly to the Agent or as the Agent may direct from time to time and (ii) the Lessee shall cause all notices, certificates, financial statements, communications and other information which is delivered, or is required to be delivered, to the Lessor also to be delivered at the same time to the Agent.

(c) The Lessee shall not consent to or permit any amendment, supplement or other modification of the terms or provisions of any Operative Agreement without, in each case, obtaining the prior written consent of the Agent.

(d) Except as otherwise contemplated by the Operative Agreements, the Lessee shall not use the proceeds of any Lessor Funding or Loan for any purpose other than the payment of Transaction Expenses and the fees, expenses and other disbursements referenced in Section 6.1 and the repayment of certain Existing Loans as contemplated pursuant to Section 1.2.

(e) The Lessee shall not create or permit to exist at any time (and the Lessee shall, at its own expense, take such action as may be necessary to duly discharge, or cause to be discharged) any Lien against any Property other than Permitted Liens.

(f) The Lessee shall pay (or cause to be paid) to the Agent the Agency Fee (described in the Fee Letter) when and as due from time to time, and shall pay to the respective Persons entitled thereto all other fees required by the Fee Letter when and as due from time to time.

24

(g) The Lessee shall take all reasonable and necessary steps to identify any wetlands, tidelands or swamp and overflow lands on any Property prior to development of, or construction of any Improvements on, such Property, and each Property will be developed in a manner consistent with all applicable wetlands regulations.

(h) The Lessee shall give immediate notice to the Agent and the Lessor in the event that any condition arising from or affecting any Property or arising from or affecting any lands nearby or adjacent to any Property has or threatens to have a significant adverse effect upon human health or the environment at such Property or upon the use or value of such Property.

7.4 Sharing of Certain Payments. The parties hereto acknowledge and agree that all payments due and owing by the Lessee to the Lessor under the Lease or any of the other Operative Agreements shall be made by the Lessee directly to the Agent on behalf of the Financing Parties as more particularly provided in Section 7.3B. The Lessor and the Agent, on behalf of the Lenders, acknowledge the terms of Section 8 of the Credit Agreement regarding the allocation of payments and other amounts made or received from time to time under the Operative Agreements and agree all such payments and amounts are to be allocated as provided in Section 8 of the Credit Agreement.

7.5 Grant of Easements, Voting at Meetings, etc. The Agent and the Lenders hereby agree that, so long as no Event of Default shall have occurred and be continuing, and until such time as the Agent gives instructions to the contrary to the Lessor, the Lessor shall, from time to time at the request of the Lessee, in connection with the transactions contemplated by the Lease or the other Operative Agreements, (i) grant easements and other rights in the nature of easements with respect to any Property, (ii) release existing easements or other rights in the nature of easements which are for the benefit of any Property, (iii) execute and deliver to any Person any instrument appropriate to confirm or effect such grants or releases, and (iv) execute and deliver to any Person such other documents or materials in connection with the acquisition, development or operation of any Property, including, without limitation, reciprocal easement agreements, operating agreements, development agreements, plats, replats or subdivision documents; provided, that each of the agreements and documents referred to in this Section 7.5 shall be of the type normally executed by the Lessee in the ordinary course of the Lessee’s business and shall be on commercially reasonable terms so as not to diminish the value of any Property in any material respect.

7.6 Release of Liens on Certain Equipment. So long as no Default or Event of Default has occurred and is continuing, the Agent and the Lessor agree, upon the request of the Lessee, to release the Liens under the Operating Agreements with respect to specified equipment acquired after the Restatement Effective Date by the Lessee but only if (a) a third-party financier will finance the Lessee’s acquisition of such equipment, (b) such equipment has not been financed or acquired (in whole or in part) with any proceeds of any Loan or Lessor Funding, (c) such equipment may be readily removed from the Property without any damage to such equipment or any Property, (d) the third-party financier has no Lien on any portion of any

25

Property other than such equipment, and (e) such equipment does not consist of a Fixture or other goods incorporated into a Property that is customarily considered to be part of a building or structure erected on real property (such as heating, ventilating, air-conditioning, electrical and mechanical equipment or systems, escalators, elevators, wall and floor coverings, plumbing, pumps, tanks, conduits, wiring, lighting, security systems, sprinklers and other fire prevention and extinguishing apparatus).

7.7 Obligations to Administrative Agent. The Lessee hereby agrees that it shall pay to the Administrative Agent all amounts which the Lessee is now or may at any time and from time to time hereafter be obligated to pay in respect of any of its obligations under the Operative Agreements, including without limitation amounts payable to the Lessor, each Financing Party and the Agent under this Agreement, the Lease and Guaranty (the “Covenant to Pay Obligations”), if and when such amounts become due and payable in accordance with the terms of this Agreement or such other document.

The Lessee and the Administrative Agent agree and acknowledge that the Covenant to Pay Obligations consist of obligations and liabilities of the Lessee to the Agent separate and independent from and without prejudice to the liabilities and obligations which the Lessee has or may have at any time to the Lessor, any Financing Party, the Administrative Agent or other Person under this Agreement or other Operative Agreements, provided that the total liability of the Lessee under the Covenant to Pay Obligations shall be decreased from time to time to the extent that the Lessee shall have paid to the Lessor, any Financing Party, or the Administrative Agent or other appropriate payee any amount due under this Agreement or other applicable Operative Agreement, and the total liability of the Lessee vis-a-vis any Financing Party or the Administrative Agent under this Agreement or other applicable Operative Agreement shall be decreased to the extent that the Lessee shall have paid to the Administrative Agent such amount due pursuant to the Covenant to Pay Obligations.

SECTION 8. CREDIT AGREEMENT.

8.1 Lessee’s Credit Agreement Rights. Notwithstanding anything to the contrary contained in the Credit Agreement, the Agent, the Lessee and the Lessor hereby agree that, prior to the occurrence and continuation of any Lease Default or Lease Event of Default, the Lessee (as designated below) shall have the following rights:

(a) the Lessee shall have the right to exercise the conversion and continuation options pursuant to Section 2.5 of the Credit Agreement;

(b) the Lessee shall have the right to approve any successor agent pursuant to and subject to the terms of Section 6.9 of the Credit Agreement;

(c) the Lessee shall have the right to consent to any assignment by a Lender to which the Lessor has the right to consent pursuant to Section 8.8 of the Credit Agreement; and

(d) without limiting the foregoing clauses (a) through (c), and in addition thereto, the Lessee shall have the right to exercise any other right of the Lessor under the Credit Agreement upon not less than five (5) Business Days’ prior written notice from the Lessee to the Lessor and the Agent.

26

SECTION 9. TRANSFER OF INTEREST.

9.1 Restrictions on Transfer. The Lessor shall not assign, convey, encumber or otherwise transfer all or any portion of its right, title or interest in, to or under the Properties or any of the Operative Agreements, except (i) to the Lessee in accordance with the Operative Agreements, and (ii) as set forth in the next sentence. With the prior written consent of the Majority Financing Parties (other than the Lessor) and, unless an Event of Default has occurred and is continuing, of Lessee (such consent, in each case, not to be unreasonably withheld, it being understood that, in the case of the Lessee, it shall be reasonable for the Lessee to withhold its consent if such transfer would result in an adverse change in the Lessee’s accounting treatment of the transactions contemplated by the Operative Agreements), Lessor may assign (reserving rights of Lessor to indemnification) all (but not less than all) of its right, title and interest in, to and under the Properties and the Operative Agreements to STI or to any wholly owned, direct or indirect, U.S. subsidiary of STI. Lessor may, without the consent of the Lenders, the Agent or the Lessee or any Guarantor, sell a participation in its rights in the Properties and under the Operative Agreements. Any proposed transferee of the Lessor shall make the representations and covenants set forth in Section 5.2 to the other parties hereto.

9.2 Effect of Transfer. From and after any transfer effected in accordance with this Section 9, the transferor shall be released, to the extent of such transfer, from its liability hereunder and under the other documents to which it is a party in respect of obligations to be performed on or after the date of such transfer. Upon any transfer by the Lessor as above provided, any such transferee shall assume the obligations of the Lessor and shall be deemed the “Lessor”, for all purposes of such documents and each reference herein to the transferor shall thereafter be deemed a reference to such transferee for all purposes, except as provided in the preceding sentence. Notwithstanding any transfer of all or a portion of the transferor’s interest as provided in this Section 9, the transferor shall be entitled to all benefits accrued and all rights vested prior to such transfer including, without limitation, rights to indemnification under any such document. The foregoing provisions shall apply with respect to the transfer from the Prior Lessor to the Lessor on the Restatement Effective Date.

9.3 Addition Agreements. At any time, the Lessor may add additional Lenders pursuant to an Addition Agreement, provided that (i) unless such Lender is an Affiliate of any Financing Party, or an Event of Default has occurred and is continuing, Lessee has approved the identity of such Lender, which approval shall not be unreasonably withheld or delayed, and (ii) the Commitment of such additional Lender is at least $1,000,000. On the date any such Lender is added, such Lender shall make Loans to the Lessor in an amount equal to such new Lender’s Commitment Percentage of the outstanding Funding Amounts, which amount shall be applied to reduce the Lessor Fundings. No Lessee shall be responsible for any processing or recording fee or any costs or expenses incurred by the Lessor, the Administrative Agent or any Lender in connection with such addition.

27

SECTION 10. INDEMNIFICATION.

10.1 General Indemnity. Subject to the provisions of Sections 10.4 and 10.5, and whether or not any of the transactions contemplated hereby shall be consummated, the Indemnity Provider hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person on an After Tax Basis from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person by any other Person (including Claims resulting from an Indemnified Party’s ordinary negligence, but not including Claims to the extent such Claims arise from the gross negligence or willful misconduct of such Indemnified Person) in any way relating to or arising, or alleged (by any Person asserting such a Claim against an Indemnified Person) to arise, out of the execution, delivery, performance or enforcement of this Agreement, the Lease, any other Operative Agreement or on or with respect to any Property or any part thereof, including, without limitation, Claims in any way relating to or arising or alleged to arise out of (a) the financing, refinancing, purchase, acceptance, rejection, ownership, design, construction, refurbishment, development, delivery, acceptance, nondelivery, leasing, subleasing, possession, use, operation, maintenance, repair, modification, transportation, condition, sale, return, repossession (whether by summary proceedings or otherwise), or any other disposition of a Property, or any part thereof, including the acquisition, holding or disposition of any interest in any Property, lease or agreement comprising a portion of any thereof; (b) any latent or other defect in any property whether or not discoverable by an Indemnified Person or the Indemnity Provider; (c) any Environmental Claim, any violation of Environmental Laws, or any other loss of or damage to any property or the environment relating to any Property, the Lease or the Indemnity Provider; (d) the Operative Agreements, or any transaction contemplated thereby; (e) any breach by the Lessee of any of its representations or warranties under the Operative Agreements to which it is a party or failure by the Lessee to perform or observe any covenant or agreement to be performed by it under any of the Operative Agreements; (f) the transactions contemplated hereby or by any other Operative Agreement, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA; (g) any personal injury, death or property damage, including without limitation Claims based on strict or absolute liability in tort; (h) any easement, right, agreement or document referred to in Section 7.5; or (i) any Lien on any Property (other than Liens created by the Operative Agreements).

If a written Claim is made against any Indemnified Person or if any proceeding shall be commenced against such Indemnified Person (including a written notice of such proceeding) for any Claim, such Indemnified Person shall promptly notify the Indemnity Provider in writing and shall not take action with respect to such Claim without the consent of the Indemnity Provider for thirty (30) days after the receipt of such notice by the Indemnity Provider; provided, however, that, in the case of any such Claim, if action shall be required by law or regulation to be taken prior to the end of such 30-day period, such Indemnified Person shall endeavor, in such notice to the Indemnity Provider, to inform the Indemnity Provider of such shorter period, and no action shall be taken with respect to such Claim without the consent of the Indemnity Provider before seven (7) days before the end of such shorter period; provided, further, that the failure of such Indemnified Person to give the notices referred to in this sentence shall not diminish the Indemnity Provider’s obligation hereunder except to the extent such failure materially precludes the Indemnity Provider from contesting such Claim.

28

If, within thirty (30) days of receipt of such notice from the Indemnified Person (or such shorter period as the Indemnified Person has notified the Indemnity Provider is required by law or regulation for the Indemnified Person to respond to such Claim), the Indemnity Provider shall request in writing that such Indemnified Person respond to such Claim, the Indemnified Person shall, at the expense of the Indemnity Provider, in good faith conduct and control such action (including, without limitation by pursuit of appeals) (provided, however, that (A) if such Claim can be pursued by the Indemnity Provider on behalf of or in the name of such Indemnified Person and so long as such Claim, in the reasonable opinion of the Indemnified Person, does not involve any possibility or criminal liability or any material risk of civil liability, the Indemnified Person, at the Indemnity Provider’s request, shall allow the Indemnity Provider to conduct and control the response to such Claim and (B) in the case of any Claim, the Indemnified Person may request the Indemnity Provider to conduct and control the response to such Claim (with counsel to be selected by the Indemnity Provider and consented to by such Indemnified Person, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that any Indemnified Person may retain separate counsel at the expense of the Indemnity Provider in the event of a conflict)) by, in the sole discretion of the Person conducting and controlling the response to such Claim, (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by the Indemnity Provider from time to time.

The party controlling the response to any Claim shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of the response to such Claim; provided, that all decisions ultimately shall be made in the discretion of the controlling party, except that the Indemnity Provider may not agree to any dismissal or settlement of, or other agreement in connection with, any claim without the prior written consent of such Indemnified Person, if such dismissal, settlement or agreement would require any admission or acknowledgment of any culpability or wrongdoing by such Indemnified Person or provides for any nonmonetary relief to be performed by such Indemnified Person. The parties agree that an Indemnified Person may at any time decline to take further action with respect to the response to such Claim and may settle such Claim if such Indemnified Person shall waive its rights to any indemnity from the Indemnity Provider that otherwise would be payable in respect of such Claim (and any future Claim, the pursuit of which is precluded by reason of such resolution of such Claim) and shall pay to the Indemnity Provider any amount previously paid or advanced by the Indemnity Provider pursuant to this Section 10.1 by way of indemnification or advance for the payment of any amount regarding such Claim other than expenses of the action relating to such Claim.

Notwithstanding the foregoing provisions of this Section 10.1, an Indemnified Person shall not be required to take any action and no Indemnity Provider shall be permitted to respond to any Claim in its own name or that of the Indemnified Person unless (A) the Indemnity Provider shall have agreed to pay and shall pay to such Indemnified Person on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnified Person actually incurs in connection with such Claim, including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements, (B) the Indemnified Person shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of any Property, or any part thereof or interest therein, will not interfere with

29

the payment of Rent, and will not result in risk of criminal liability, (C) if such Claim shall involve the payment of any amount prior to the resolution of such Claim, the Indemnity Provider shall provide to the Indemnified Person an interest-free advance in an amount equal to the amount that the Indemnified Person is required to pay (with no additional net after-tax cost to such Indemnified Person), (D) in the case of a Claim that must be pursued in the name of an Indemnified Person (or an Affiliate thereof), the Indemnity Provider shall have provided to such Indemnified Person an opinion of independent counsel selected by the Indemnified Person and reasonably satisfactory to the Indemnity Provider stating that a reasonable basis exists to contest such Claim, (E) such claim is covered by insurance and (F) no Event of Default shall have occurred and be continuing. In addition, an Indemnified Person shall not be required to contest any Claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 10.1, unless there shall have been a change in law (or interpretation thereof) and the Indemnified Person shall have received, at the Indemnity Provider’s expense, an opinion of independent counsel selected by the Indemnified Person and reasonably acceptable to the Indemnity Provider stating that as a result of such change in law (or interpretation thereof), it is more likely than not that the Indemnified Person will prevail in such contest.

10.2 General Tax Indemnity.

(a) Indemnity.

(i) Any and all payments by the Indemnity Provider to or for the account of any Indemnified Person hereunder or under any other Operative Agreement shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Person, taxes imposed on its income, capital gains, net worth, capital or equity and franchise taxes imposed on it, by the jurisdiction under the laws of which such Indemnified Person (or its Applicable Funding Office or any other office) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Indemnity Provider shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable under this Agreement or any other Operative Agreement to any Indemnified Person, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.2) such Indemnified Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Indemnity Provider shall make such deductions, (iii) the Indemnity Provider shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Indemnity Provider shall furnish to the Agent, at its address referred to on Schedule 11.3, the original or a certified copy of a receipt evidencing payment thereof.

30

(ii) In addition, the Indemnity Provider agrees to pay or cause to be paid any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Operative Agreement or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Operative Agreement (hereinafter referred to as “Other Taxes”), and the Indemnity Provider shall pay and assume liability for, and does hereby agree to indemnify, protect and defend each Property and all Indemnified Persons, and hold them harmless against, all Impositions.

(iii) If the Indemnity Provider shall be required to deduct or pay any Non-Excluded Taxes, Other Taxes or Impositions from or in respect of any sum payable under any Operative Agreement to any Indemnified Person, the Indemnity Provider shall also pay to such Indemnified Person such additional amount that such Indemnified Person specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that such Indemnified Person would have received if such Non-Excluded Taxes, Other Taxes or Impositions had not been imposed. In addition, if as a result of the payment or reimbursement by the Indemnity Provider of any Imposition, Non-Excluded Taxes, Other Taxes or other reasonable expenses of the Lessor or the payment of any Transaction Expenses incurred in connection with the transactions contemplated by the Operative Agreements, any Indemnified Person shall suffer a net increase in any federal, state or local income tax liability, the Indemnity Provider shall indemnify such Indemnified Persons (without duplication of any indemnification required by subsection (i) or (ii)) on an after tax basis for the amount of such increase. The calculation of any such net increase shall take into account any current or future tax savings (including tax deductions, net operating loss carry-forward or tax credits) realized or reasonably expected to be realized by such Indemnified Person in respect thereof, as well as any interest, penalties and additions to tax payable by such Indemnified Person, in respect thereof.

(iv) The Indemnity Provider agrees to indemnify each Indemnified Person for (A) the full amount of Non-Excluded Taxes, Other Taxes and Impositions (including, without limitation, any Non-Excluded Taxes, Other Taxes or Impositions imposed or asserted by any jurisdiction on amounts payable under this Section 10.2) paid by such Indemnified Person, (B) any amounts payable under Section 10.2(a)(iii), and, (C) any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes, Other Taxes or Impositions were correctly or legally imposed or asserted by the relevant Governmental Authority.

(b) Withholding Taxes.

(i) Each Financing Party organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Financing Party listed on the signature pages

31

hereof and on or prior to the date on which it becomes a Financing Party in the case of each other Financing Party, and from time to time thereafter if requested in writing by the Lessee or the Agent (but only so long as such Financing Party remains lawfully able to do so), shall provide the Lessee and the Agent with (x) Internal Revenue Service Form W-8BEN or W-8ECI as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Financing Party is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and (y) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Operative Agreements.

(ii) For any period with respect to which a Financing Party has failed to provide the Lessee and the Agent with the appropriate form pursuant to Section 10.2(b)(i) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 10.2 with respect to Non-Excluded Taxes to the extent that the provision of such form would have prevented the impositon of any such Non-Excluded Taxes; provided, however, that should a Financing Party, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Lessee shall take such steps as such Financing Party (at such Financing Party’s expense) shall reasonably request to assist such Financing Party to recover such Non-Excluded Taxes.

(iii) If the Lessee is required to pay additional amounts to or for the account of any Financing Party pursuant to this Section 10.2, then such Financing Party will agree to use reasonable efforts to change the jurisdiction of its Applicable Funding Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Financing Party, is not otherwise disadvantageous to such Financing Party.

(iv) Within thirty (30) days after the date of any payment of Non-Excluded Taxes, the Lessee shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

(c) Payment.

(i) Subject to the terms of Section 10.2(d), the Indemnity Provider shall pay or cause to be paid all Impositions directly to the taxing authorities where feasible and otherwise to the Indemnified Person, as appropriate, and the Indemnity Provider shall at its own expense, upon such Indemnified Person’s

32

reasonable request, furnish to such Indemnified Person copies of official receipts or other satisfactory proof evidencing such payment. In the case of Impositions for which no contest is conducted pursuant to Section 10.2(d) and which the Indemnity Provider pays directly to the taxing authorities, the Indemnity Provider shall pay such Impositions prior to the latest time permitted by the relevant taxing authority for timely payment. In the case of Impositions for which the Indemnity Provider reimburses an Indemnified Person, the Indemnity Provider shall do so within thirty (30) days after receipt by the Indemnity Provider of demand by such Indemnified Person describing in reasonable detail the nature of the Imposition and the basis for the demand (including the computation of the amount payable). In the case of Impositions for which a contest is conducted pursuant to Section 10.2(d), the Indemnity Provider shall pay such Impositions or reimburse such Indemnified Person for such Impositions, prior to the latest time permitted by the relevant taxing authority for timely payment after conclusion of all contests under Section 10.2(d).

(ii) Impositions imposed with respect to a Property for a billing period during which the Lease expires or terminates with respect to such Property (unless the Lessee has exercised the Purchase Option with respect to such Property or the Lessee has otherwise purchased such Property) shall be adjusted and prorated on a daily basis between the Indemnity Provider and the Indemnified Persons, whether or not such Imposition is imposed before or after such expiration or termination and each party shall pay its pro rata share thereof.

(iii) At the Indemnity Provider’s request, the amount of any indemnification payment by the Indemnity Provider shall be verified and certified by an independent public accounting firm mutually acceptable to the Indemnity Provider and the Indemnified Person. The fees and expenses of such independent public accounting firm shall be paid by the Indemnity Provider unless such verification shall result in an adjustment in the Indemnity Provider’s favor of 15% or more of the payment as computed by the Indemnified Person, in which case such fee shall be paid by the Indemnified Person.

(iv) The Indemnified Persons shall use good faith efforts to take lawful deductions in their respective tax returns so as to reduce the Impositions required to be reimbursed by the Indemnity Provider hereunder; provided, however, that the failure of any Indemnified Person to take any deduction shall not impair in any way such Person’s right to indemnification from the Indemnity Provider for any Impositions.

(d) Filing. The Indemnity Provider shall be responsible for preparing and filing any real and personal property or ad valorem tax returns with respect to each Property. In case any other report or tax return shall be required to be made with respect to any obligations of the Indemnity Provider and of which the Indemnity Provider has knowledge or should have knowledge, the Indemnity Provider, at its sole cost and expense, shall notify the relevant Indemnified Person of such requirement and (except if such Indemnified Person notifies the Indemnity Provider that such Indemnified Person

33

intends to file such report or return) (A) to the extent required or permitted by and consistent with Legal Requirements, make and file in Indemnity Provider’s name such return, statement or report; and (B) in the case of any other such return, statement or report required to be made in the name of such Indemnified Person, advise such Indemnified Person of such fact and prepare such return, statement or report for filing by such Indemnified Person or, where such return, statement or report shall be required to reflect items in addition to any obligations of the Indemnity Provider, provide such Indemnified Person at the Indemnity Provider’s expense with information sufficient to permit such return, statement or report to be properly made with respect to any obligations of the Indemnity Provider. Such Indemnified Person shall, upon the Indemnity Provider’s request and at the Indemnity Provider’s expense, provide any data maintained by such Indemnified Person (and not otherwise available to or within the control of the Indemnity Provider) with respect to any Property which the Indemnity Provider may reasonably require to prepare any required tax returns or reports.

(e) Contest.

(i) If a written Claim is made against any Indemnified Person, or if any proceeding shall be commenced against such Indemnified Person (including a written notice of such proceeding), for any Impositions, such Indemnified Person shall promptly notify the Indemnity Provider in writing and shall not take action with respect to such Claim or proceeding without the consent of the Indemnity Provider for thirty (30) days after the receipt of such notice by the Indemnity Provider; provided, however, that, in the case of any such Claim or proceeding, if action shall be required by law or regulation to be taken prior to the end of such 30-day period, such Indemnified Person shall, in such notice to the Indemnity Provider, inform the Indemnity Provider of such shorter period, and no action shall be taken with respect to such Claim or proceeding without the consent of the Indemnity Provider before seven (7) days before the end of such shorter period; provided, further, that the failure of such Indemnified Person to give the notices referred to this sentence shall not diminish the Indemnity Provider’s obligation hereunder except to the extent such failure precludes the Indemnity Provider from contesting such Claim.

(ii) If, within thirty (30) days of receipt of such notice from the Indemnified Person (or such shorter period as the Indemnified Person has notified the Indemnity Provider is required by law or regulation for the Indemnified Person to commence such contest), the Indemnity Provider shall request in writing that such Indemnified Person contest such Imposition, the Indemnified Person shall, at the expense of the Indemnity Provider, in good faith conduct and control such contest (including, without limitation, by pursuit of appeals) relating to the validity, applicability or amount of such Imposition (provided, however, that (A) if such contest can be pursued independently from any other proceeding involving a tax liability of such Indemnified Person, the Indemnified Person, at the Indemnity Provider’s request, shall allow the Indemnity Provider to conduct and control such contest and (B) in the case of any contest, the Indemnified Person may request the Indemnity Provider to conduct and control such contest

34

(with counsel to be selected by the Indemnity Provider and consented to by such Indemnified Person, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that any Indemnified Person may retain separate counsel at the expense of the Indemnity Provider in the event of a conflict)) by, in the sole discretion of the Person conducting and controlling such contest, (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by the Indemnity Provider from time to time.

(iii) The party controlling any contest shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of such contest; provided, that all decisions ultimately shall be made in the sole discretion of the controlling party, except that the Indemnity Provider may not agree to any dismissal or settlement of, or other agreement in connection with, any claim without the prior written consent of such Indemnified Person, if such dismissal, settlement or agreement would require any admission or acknowledgment of any culpability or wrongdoing by such Indemnified Person or provide for any nonmonetary relief to be performed by such Indemnified Person. The parties agree that an Indemnified Person may at any time decline to take further action with respect to the contest of any Imposition and may settle such contest if such Indemnified Person shall waive its rights to any indemnity from the Indemnity Provider that otherwise would be payable in respect of such Imposition (and any future Claim by any taxing authority, the contest of which is precluded by reason of such resolution of such contest) and shall pay to the Indemnity Provider any amount previously paid or advanced by the Indemnity Provider pursuant to this Section 10.2 by way of indemnification or advance for the payment of any amount regarding such Imposition other than expenses of such contest.

(iv) Notwithstanding the foregoing provisions of this Section 10.2, an Indemnified Person shall not be required to take any action and no Indemnity Provider shall be permitted to contest any Imposition in its own name or that of the Indemnified Person unless (A) the Indemnity Provider shall have agreed to pay and shall pay to such Indemnified Person on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnified Person actually incurs in connection with contesting such Imposition, including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements, (B) the Indemnified Person shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of any Property, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability, (C) if such contest shall involve the payment of the Imposition prior to or during the contest, the Indemnity Provider shall provide to the Indemnified Person an interest-free advance in an amount equal to the Imposition that the Indemnified Person is required to pay (with no additional net after-tax cost to such Indemnified Person),

35

(D) in the case of a Claim that must be pursued in the name of an Indemnified Person (or an Affiliate thereof), the Indemnity Provider shall have provided to such Indemnified Person an opinion of independent tax counsel selected by the Indemnified Person and reasonably satisfactory to the Indemnity Provider stating that a reasonable basis exists to contest such Claim, and (E) no Event of Default shall have occurred and be continuing. In addition, an Indemnified Person shall not be required to contest any claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 10.2, unless there shall have been a change in law (or interpretation thereof) and the Indemnified Person shall have received, at the Indemnity Provider’s expense, an opinion of independent tax counsel selected by the Indemnified Person and reasonably acceptable to the Indemnity Provider stating that as a result of such change in law (or interpretation thereof), it is more likely than not that the Indemnified Person will prevail in such contest.

(f) Survival. Without prejudice to the survival of any other agreement of the Lessee hereunder, the agreements and obligations of the Lessee contained in this Section 10.2 shall survive the termination of the Commitments and Lessor Commitment and the payment in full of the Notes and Fundings.

10.3 Environmental Indemnity; Funding/Contribution Indemnity.

(a) Environmental Indemnity. Without limiting the generality of the foregoing, whether or not the transactions contemplated hereby shall be consummated, the Indemnity Provider hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person on an After Tax Basis from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person by any other Person (including Claims resulting from an Indemnified Person’s ordinary negligence, but not including Claims to the extent such Claims arise from the gross negligence or willful misconduct of such Indemnified Person) in any way relating to or arising, or alleged (by any Person asserting such a Claim against an Indemnified Person) to arise, out of any Environmental Claim, any violation of Environmental Laws, or any other loss of or damage to any Property or the environment (including without limitation the presence on any Property of wetlands, tidelands or swamp or overflow lands, or any condition arising from or affecting any Property or arising from or affecting any lands nearby or adjacent to any Property that has or threatens to have any adverse effect upon human health or the environment at such Property or upon the use or value of such Property), in each case relating to any Property, the Lease or the Indemnity Provider.

(b) Contribution Indemnity. Without limiting the generality of the provisions of Section 10.5, the Lessee agrees to indemnify each Financing Party and to hold each Financing Party harmless from any loss or expense which such Financing Party may sustain or incur as a consequence of (a) default by the Lessee in payment when due of a principal amount or interest on any Eurodollar Loan or Eurodollar Lessor Funding, (b) default by the Lessee in making a borrowing of, conversion into or continuation of Eurodollar Loans or Eurodollar Lessor Fundings, (c) default by the Lessee in making any

36

prepayment after the Lessee has given a notice thereof in accordance with the provisions of the Operative Agreements or (d) the making by the Lessee of a prepayment of Eurodollar Loans or Eurodollar Lessor Fundings on a day which is not the last day of an Interest Period with respect thereto for any reason whatsoever, including, without limitation, in each case, any such loss or expense arising form the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of the Operative Agreements and the payment of the Notes, the Lessor Fundings and all other amounts payable hereunder or under any other Operative Agreement.

10.4 Change in Circumstances.

(a) Increased Cost. If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Financing Party (or its Applicable Funding Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

(i) shall subject such Financing Party (or its Applicable Funding Office) to any tax, duty or other charge with respect to any Eurodollar Fundings, its Notes, or its obligation to make Eurodollar Fundings, or change the basis of taxation of any amounts payable to such Financing Party (or its Applicable Funding Office) under this Agreement or the Notes in respect of any Eurodollar Funding (other than taxes imposed on the overall net income of such Financing Party by the jurisdiction in which such Financing Party has its principal office or such Applicable Funding Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Financing Party (or its Applicable Funding Office), including the Commitment of such Financing Party hereunder; or

(iii) shall impose on such Financing Party (or its Applicable Funding Office) or on the London interbank market any other condition affecting this Agreement, the Notes, any other Operative Agreement or any of such extensions of credit or liabilities and commitments;

and the result of any of the foregoing is to increase the cost to such Financing Party (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Funding or to reduce any sum received or receivable by such Financing Party (or its Applicable Funding Office) under this Agreement, the Lease or the Notes with respect to any Eurodollar Fundings, then the Lessee shall pay to such Financing Party on demand such amount or amounts as will compensate such Financing Party for such

37

increased cost or reduction. If any Financing Party requests compensation by the Lessee under this Section 10.4(a), the Lessee may, by notice to such Financing Party (with a copy to the Agent), suspend the obligation of such Financing Party to make or continue loans of the Type with respect to which such compensation is requested, or to convert Fundings of any other Type into Fundings of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 10.4(f) shall be applicable); provided that such suspension shall not affect the right of such Financing Party to receive the compensation so requested.

(b) Reduced Return. If, after the date hereof, any Financing Party shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Financing Party or any corporation controlling such Financing Party as a consequence of such Financing Party’s obligations hereunder to a level below that which such Financing Party or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand by such Financing Party the Lessee shall pay to such Financing Party such additional amount or amounts as will compensate such Financing Party for such reduction.

(c) Notice; Designation of Applicable Funding Office. Each Financing Party shall promptly notify the Lessee and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Financing Party to compensation pursuant to this Section 10.4 and will designate a different Applicable Funding Office if such designation will avoid the need for, or materially reduce the amount of, such compensation and will not, in the judgment of such Financing Party, be otherwise disadvantageous to it. Any Financing Party claiming compensation under this Section 10.4 shall furnish to the Lessee and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Financing Party may use any reasonable averaging and attribution methods.

(d) Limitation on Types of Fundings. If on or prior to the first day of any Interest Period for any Eurodollar Funding:

(i) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii) the Majority Financing Parties determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Financing Parties of funding Eurodollar Fundings for such Interest Period;

38

then the Agent shall give the Lessee prompt notice thereof specifying the relevant Type of Fundings and the relevant amounts or periods, and so long as such condition remains in effect, the Financing Parties shall be under no obligation to make additional Fundings of such Type, continue Fundings of such Type, or to convert Fundings of any other Type into Fundings of such Type and the Lessee shall, on the last day(s) of the then current Interest Period(s) for the outstanding Fundings of the affected Type, either prepay such Fundings, or convert such Fundings into another Type of Funding in accordance with the terms of this Agreement.

(e) Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Financing Party or its Applicable Funding Office to make, maintain, or fund Eurodollar Fundings hereunder, then such Financing Party shall promptly notify the Lessee thereof and such Financing Party’s obligation to make or continue Eurodollar Fundings and to convert other Types of Fundings into Eurodollar Fundings shall be suspended until such time as such Financing Party may again make, maintain, and fund Eurodollar Fundings (in which case the provisions of Section 10.4(f) shall be applicable).

(f) Treatment of Affected Fundings. If the obligation of any Financing Party to make a Eurodollar Funding or to continue, or to convert Funding of any other Type into, Funding of a particular Type shall be suspended pursuant to Section 10.4(a), (b), (d) or (e) (Fundings of such Type being herein called “Affected Fundings” and such Type being herein called the “Affected Type”), such Financing Party’s Affected Fundings shall be automatically converted into Base Rate Fundings on the last day(s) of the then current Interest Period(s) for Affected Fundings (or, in the case of a conversion required by Section 10.4(e), on such earlier date as such Financing Party may specify to the Lessee with a copy to the Agent) and, unless and until such Financing Party gives notice as provided below that the circumstances specified in Section 10.4(a), (b) (d) or (e) that gave rise to such conversion no longer exist:

(i) to the extent that such Financing Party’s Affected Fundings have been so converted, all payments and prepayments of principal that would otherwise be applied to such Financing Party’s Affected Fundings shall be applied instead to its Base Rate Fundings; and

(ii) all Fundings that would otherwise be made or continued by such Financing Party as Fundings of the Affected Type shall be made or continued instead as Base Rate Fundings, and all Fundings of such Financing Party that would otherwise be converted into Fundings of the Affected Type shall be converted instead into (or shall remain as) Base Rate Fundings.

If such Financing Party gives notice to the Lessee (with a copy to the Agent) that the circumstances specified in Section 10.4(a), (b) or (e) that gave rise to the conversion of such Financing Party’s Affected Fundings pursuant to this Section 10.4(f) no longer exist

39

(which such Financing Party agrees to do promptly upon such circumstances ceasing to exist) at a time when Fundings of the Affected Type made by other Financing Parties are outstanding, such Financing Party’s Base Rate Fundings shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Fundings of the Affected Type, to the extent necessary so that, after giving effect thereto, all Fundings held by the Financing Parties holding Fundings of the Affected Type and by such Financing Party are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

10.5 Compensation. Upon the request of any Financing Party, the Lessee shall pay to such Financing Party such amount or amounts as shall be sufficient (in the reasonable opinion of such Financing Party) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

(a) any payment, prepayment, or conversion of a Eurodollar Funding for any reason (including, without limitation, the acceleration of the Fundings pursuant to Section 6 of the Credit Agreement) on a date other than the last day of the Interest Period for such Funding; or

(b) any failure by the Lessee for any reason (including, without limitation, the failure of any condition precedent specified in Section 4 to be satisfied) to borrow, convert, continue, or prepay a Eurodollar Funding on the date for such borrowing, conversion, continuation, or prepayment specified in the relevant notice of borrowing, prepayment, continuation, or conversion under this Agreement.

SECTION 11. MISCELLANEOUS.

11.1 Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Agreements, and the parties’ obligations under any and all thereof, shall survive the execution and delivery of this Agreement, the transfer of any Property to the Lessor, the acquisition of any Equipment, the construction of any Improvements, any disposition of any interest of the Lessor in any Property, the payment of the Notes and any disposition thereof, and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Agreements. Except as otherwise expressly set forth herein or in other Operative Agreements, the indemnities of the parties provided for in the Operative Agreements shall survive the expiration or termination of any thereof. In furtherance and not in limitation of the foregoing and notwithstanding the occurrence of the Restatement Effective Date or the completion of the Fundings under this Agreement pursuant to Section 3, each condition precedent in connection with the Restatement Effective Date or the Fundings which is not fully satisfied may be subsequently required by the Agent to be satisfied (unless such has been expressly waived in writing by the Agent).

11.2 No Broker, etc. Each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser to act on its behalf in connection with this Agreement, nor has it authorized any broker, finder or financial adviser retained or employed by any other Person so to act. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

40

11.3 Transmission and Effectiveness of Communications and Signatures.

(a) Modes of Delivery. Except as otherwise provided in any Operative Agreement, notices, requests, demands, directions, agreements and documents delivered in connection with the Operative Agreements (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 11.3 may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:
Courier	Scheduled delivery date
Facsimile	When transmission in legible form complete
Mail	Fourth Business Day after deposit in U.S. mail first class postage pre-paid
Personal delivery	When received
Telephone	When conversation completed
Electronic Mail	When received

provided, however, that communications delivered to Agent pursuant to Sections 3 of this Agreement, Sections 2.1, 2.2, 2.3, 2.6, 2.8, 2.9 or 2.10 of the Credit Agreement must be in writing and shall not be effective until actually received by Agent.

(b) Reliance by Administrative Agent and Financing Parties. Administrative Agent, Lessor and Financing Parties shall be entitled to rely and act on any communications purportedly given by or on behalf of any Lessee/Borrower Party even if (i) such communications (A) were not made in a manner specified herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Lessee shall indemnify Administrative Agent, the Lessor and the Financing Parties from any loss, cost, expense or liability as a result of relying on any communications permitted herein so long as such Administrative Agent, Lessor and Financing Parties have acted in good faith.

(c) Effectiveness of Facsimile Documents and Signatures. Operative Agreements may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures and shall be binding on all Lessee/Lessee Parties and Administrative Agent and the Financing Parties. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile document or signature.

(d) Effectiveness of Electronic Mail. Electronic mail and internet and intranet websites may be used to distribute routine communications, such as financial statements and other information and to distribute agreements and other documents to be signed by Financing Parties; provided, however, that no Requisition or executed or legally-binding notice, agreement, waiver, amendment or other communication may be sent by electronic mail.

41

(e) New Addresses. From time to time any party may designate a new address, attention party, telephone number, telefacsimile number or e-mail address for purposes of notice hereunder by notice to the Agent, with copies to each of the other parties hereto.

11.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

11.5 Terminations, Amendments, Waivers, Etc.; Unanimous Vote Matters. Each Basic Document may be terminated, amended, supplemented, waived or modified only by an instrument in writing signed by the Majority Financing Parties and each Credit Party (to the extent such Credit Party is a party to such Basic Document); provided, to the extent no Default or Event of Default shall have occurred and be continuing, the Majority Financing Parties shall not amend, supplement, waive or modify any provision of any Basic Document in such a manner as to adversely affect the rights of the Lessee without the prior written consent (not to be unreasonably withheld or delayed) of the Lessee; provided that it is understood and agreed that the Lessor and the Agent may terminate the Lease with respect to, and release, any Property or Excess Land purchased by the Lessee pursuant to Section 20.1(a) or (c) of the Lease without the consent of any other Financing Party. Each Operative Agreement which is not a Basic Document may be terminated, amended, supplemented, waived or modified only by an instrument in writing signed by the parties thereto and (without the consent of any other Financing Party) the Agent. In addition, the Unanimous Vote Matters shall require the consent of each Financing Party affected by such matter.

Notwithstanding the foregoing, no such termination, amendment, supplement, waiver or modification shall, without the consent of the Agent and, to the extent affected thereby, each Financing Party (collectively, the “Unanimous Vote Matters”) (i) reduce the amount of any Note or Lessor Funding, extend the scheduled date of maturity of any Note, extend the scheduled Expiration Date, extend any payment date of any Note or Lessor Funding or extend the term of the Lease pursuant to Section 21.1 thereof (unless such Financing Party’s outstanding Loans or Lessor Fundings, as the case may be, will be purchased in full on or prior to the dated of such renewal), reduce the stated rate of interest payable on any Note or reduce the stated Yield payable on the Lessor Fundings (other than as a result of waiving the applicability of any post-default increase in interest rates or Yield), increase the amount of any Person’s Commitment or Lessor Commitment, modify the priority of any Lien in favor of the Agent under any Security Document, or subordinate any obligation owed to such Financing Party, or (ii) terminate, amend, supplement, waive or modify any provision of this Section 11.5 or reduce the percentage specified in the definition of Majority Financing Parties, or consent to the assignment or transfer by the Lessor of any of its rights and obligations under any Basic Document or release a material portion of the Collateral (except in accordance with Section 8.3 of the Credit Agreement) or release the Lessor, the Lessee or any Alternative Lessee from its obligations under any Operative Agreement or otherwise alter any payment obligations of the Lessor, the Lessee or any Alternative Lessee to the Lessor or any Financing Party under the Operative Agreements, or

42

(iii) terminate, amend, supplement, waive or modify any provision of Section 7 of the Credit Agreement, or change any provision of the Credit Agreement in a manner that would alter the pro rata sharing of payments as set forth in Section 2.7 thereof without the written consent of each Financing Party affected thereby. Any such termination, amendment, supplement, waiver or modification shall apply equally to each of the Financing Parties and shall be binding upon all the parties to this Agreement. In the case of any waiver, each party to this Agreement shall be restored to its former position and rights under the Operative Agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

If at a time when the conditions precedent set forth in the Operative Agreements to any Loan are, in the opinion of the Majority Financing Parties, satisfied, and Lender shall fail to fulfill its obligations to make such Loan (any such Lender, a “Defaulting Lender”) then, for so long as such failure shall continue, the Defaulting Lender shall (unless the Lessee and the Majority Financing Parties, determined as if the Defaulting Lender were not a “Lender”, shall otherwise consent in writing) be deemed for all purposes relating to terminations, amendments, supplements, waivers or modifications under the Operative Agreements to have no Loans, shall not be treated as a “Lender” when performing the computation of Majority Financing Parties, and shall have no rights under Section 11.5, provided that any action taken pursuant to the second paragraph of this Section 11.5 shall not be effective against any Defaulting Lender unless such Defaulting Lender has consented thereto.

11.6 Headings, etc. The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

11.7 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any Person except the parties hereto; provided, that the Lenders are intended to be third-party beneficiaries of this Agreement.

11.8 GOVERNING LAW; WAIVERS OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.

(b) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.9 Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Operative Agreements to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Florida and the courts of the United States of America, for the Middle District of Florida, Tampa Division, and appellate courts from any thereof;

43

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same,

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail) postage prepaid, to the respective party at its address set forth in Section 11.3 or at such other address of which the Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.9 any special, exemplary, punitive or consequential damages.

11.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render such provision unenforceable in any other jurisdiction.

11.11 Liability Limited. Anything to the contrary contained in this Agreement, the Credit Agreement, the Notes or in any other Operative Agreement notwithstanding, neither the Lessor nor any officer, director, shareholder, affiliate or partner thereof, nor any of the successors or assigns of the foregoing (all such Persons being hereinafter referred to collectively as the “Exculpated Persons”), shall be personally liable in any respect for any liability or obligation hereunder or under any other Operative Agreement including the payment of the principal of, or interest on, the Notes, or for monetary damages for the breach of performance of any of the covenants contained in the Credit Agreement, the Notes, this Agreement, the Security Agreement or any of the other Operative Agreements. The Agent (for itself and on behalf of the Lenders) agrees that, in the event the Agent or any Lender pursues any remedies available to them under the Credit Agreement, the Notes, this Agreement, the Security Agreement, the Mortgage Instruments or under any other Operative Agreement, neither the Lenders nor the Agent shall have any recourse against any Exculpated Person, for any deficiency, loss or Claim for monetary damages or otherwise resulting therefrom, and recourse shall be had solely and exclusively against the Collateral and the Lessee (with respect to the Lessee’s obligations under

44

the Lease and this Agreement); but nothing contained herein shall be taken to prevent recourse against or the enforcement of remedies against the Collateral in respect of any and all liabilities, obligations and undertakings contained herein, in the Credit Agreement, in the Notes, in the Security Agreement, the Mortgage Instruments or in any other Operative Agreement. Notwithstanding the provisions of this Section, nothing in this Agreement, the Credit Agreement, the Notes, the Security Agreement, the Mortgage Instruments or any other Operative Agreement shall: (i) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or arising under this Agreement, the Security Agreement, the Mortgage Instruments or the Credit Agreement or secured by the Security Agreement, the Mortgage Instruments or any other Operative Agreement, but the same shall continue until paid or discharged; (ii) relieve the Lessor or any Exculpated Person from liability and responsibility for (but only to the extent of the damages arising by reason of): (a) active waste knowingly committed by such Lessor or such Exculpated Person with respect to the Properties or (b) any fraud, gross negligence, willful misconduct or willful breach on the part of such Lessor or such Exculpated Person; (iii) relieve such Lessor or such Exculpated Person from liability and responsibility for (but only to the extent of the moneys misappropriated, misapplied or not turned over) (a) misappropriation or misapplication by such Lessor (i.e., application in a manner contrary to any Operative Agreement) of any insurance proceeds or condemnation award paid or delivered to such Lessor by any Person other than the Agent, or (b) any rents or other income received by such Lessor from the Lessee that are not turned over to the Agent; or (iv) affect or in any way limit the Agent’s rights and remedies under any Operative Agreement with respect to the Rents and its rights thereunder or its right to obtain a judgment against the Lessor’s interest in the Properties.

11.12 Rights of Lessee. Notwithstanding any provision of the Operative Agreements, if at any time all obligations (i) of the Lessor under the Credit Agreement, the Security Documents and the other Operative Agreements and (ii) of the Lessee under the Operative Agreements have in each case been satisfied or discharged in full, then the Lessee shall be entitled to (a) terminate the Lease and (b) receive all amounts then held under the Operative Agreements and all proceeds with respect to any of the Properties. Upon the termination of the Lease pursuant to the foregoing clause (a), the Lessor shall transfer to the Lessee all of its right, title and interest free and clear of the Lien of the Lease and all Lessor Liens in and to any Properties then subject to the Lease and any amounts or proceeds referred to in the foregoing clause (b) shall be paid over to the Lessee.

11.13 Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected). The Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if Lessor shall so request) as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Agreement. The Lessor and the Lessee each agrees to deliver to the Agent (at the Lessee’s expense), promptly upon the request of the Agent, the Lessor or the Majority Financing

45

Parties, any document that was required to be delivered with respect to any Property pursuant to the terms of the Existing Participation Agreement or any other “Operative Agreement” (as defined in the Existing Participation Agreement), including without limitation any document required by Section 5.6 of the Existing Participation Agreement.

11.14 Calculations under Operative Agreements. The parties hereto agree that all calculations and numerical determinations to be made under the Operative Agreements by the Lessor shall be made by the Agent and that such calculations and determinations shall be conclusive and binding on the parties hereto in the absence of manifest error.

11.15 Confidentiality. Each of the Lessor, the Agent and the Financing Parties severally agrees to use reasonable efforts to keep confidential all non-public information pertaining to the Lessee or its Subsidiaries which is provided to it by the Lessee or its Subsidiaries, and shall not intentionally disclose such information to any Person except:

(a) to the extent such information is public when received by such Person or becomes public thereafter due to the act or omission of any party other than such Person;

(b) to the extent such information is independently obtained from a source other than the Lessee or any of its Subsidiaries and such information from such source is not, to such Person’s knowledge, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted;

(c) to any Affiliate of any such Person or to counsel, auditors or accountants retained by any such Person or any such Affiliate, provided they agree to keep such information confidential as if such Person or Affiliate were party to this Agreement and to financial institution regulators, including examiners of any Financing Party, the Agent or the Lessor or any Affiliate in the course of examinations of such Persons;

(d) in connection with any litigation or the enforcement or preservation of the rights of the Agent, the Lessor or any Financing Party under the Operative Agreements;

(e) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of any regulatory or Governmental Authority having jurisdiction over any such Person; provided, however, that such Person shall endeavor (if not otherwise prohibited by Law) to notify the Lessee prior to any disclosure made pursuant to this clause (e), except that no such Person shall be subject to any liability whatsoever for any failure to so notify the Lessee;

(f) to the Agent or any Financing Party; or

(g) to the extent disclosure to any other financial institution or other Person is appropriate in connection with any proposed or actual (i) assignment or grant of a participation by any of the Lenders of interests in the Credit Agreement or any Note to such other financial institution or (ii) assignment by the Lessor of interests in the Properties and the Operative Agreements to another Person.

46

Notwithstanding anything herein to the contrary, each party to the Transaction (and each Affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the Transaction.

11.16 Calculation of Rent, Interest, Yield and Fees. Except as otherwise expressly set forth in the Operative Agreements, all calculation of Rent, interest, Yield, Commitment Fees, Lessor Commitment Fees or Overdue Rate, payable hereunder shall be computed based on the actual number of days elapsed over a year of 360 days.

11.17 Syndication Agent and Documentation Agent. None of the Lenders identified on the facing page or any other page of this Agreement or any other Operative Agreement as a “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Operative Document other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Financing Parties so identified as “syndication agent” or “documentation agent” shall have or be deemed to have any fiduciary relationship with any Financing Party. Each Financing Party acknowledges that it has not relied, and will not rely, on any of the Financing Parties so identified in deciding to enter into this Agreement or any other Operative Agreement or in taking or not taking action hereunder or thereunder.

11.18 Consequential/Exemplary Damages. None of the Financing Parties or the Administrative Agent shall have any liability for indirect, consequential or exemplary damages relating to this Agreement or any other Operative Agreement or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Effective Date).

11.19 USA Patriot Act. The Agent and each Financing Party hereby notifies each Lessee/Borrowing Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Lessee/Borrowing Party, which information includes the name and address of such Lessee/Borrowing Party and other information that will allow the Agent or such Financing Party to identify such Lessee/Borrowing Party in accordance with its requirements.

[Signatures on following pages.]

47

IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

TECH DATA CORPORATION,
as Lessee

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

S-1	PARTICIPATION AGREEMENT

SUNTRUST BANK,
as Lessor

By:	/s/ Donald J. Campisano
Name:	Donald J. Campisano
Title:	Managing Director

S-2	PARTICIPATION AGREEMENT

SUNTRUST EQUITY FUNDING, LLC,
as Agent

By:	/s/ R. Todd Shutley
Name:	R. Todd Shutley
Title:	Senior Vice President and Manager

S-3	PARTICIPATION AGREEMENT

ACKNOWLEDGED AND AGREED TO:

TECH DATA PRODUCT MANAGEMENT, INC., as Alternative Lessee

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

TD FACILITIES, LTD., as Alternative Lessee

By: Tech Data Corporation, its general partner

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Senior Vice President, Tax and Treasurer

S-4	PARTICIPATION AGREEMENT

BNP PARIBAS LEASING CORPORATION, as a Lender

By:	/s/ Lloyd G. Cox
Name:	Lloyd G. Cox
Title:	Managing Director

S-5	PARTICIPATION AGREEMENT

SCOTIABANC INC., as a Lender

By:	/s/ J. F. Todd
Name:	J. F. Todd
Title:	Managing Director

S-6	PARTICIPATION AGREEMENT

FIFTH THIRD BANK, a Michigan Banking Corporation, as a Lender

By:	/s/ John A. Marian
Name:	John A. Marian
Title:	Vice President

S-7	PARTICIPATION AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sharon Prince
Name:	Sharon Prince
Title:	Vice President

S-8	PARTICIPATION AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christine L. Wagner
Name:	Christine L. Wagner
Title:	Vice President

S-9	PARTICIPATION AGREEMENT

MERCANTIL COMMERCEBANK, NA, as a Lender

By:	/s/ Fernando Mesia
Name:	Fernando Mesia
Title:	Vice President

By:	/s/ Alan Hills
Name:	Alan Hills
Title:	Senior Vice President

S-10	PARTICIPATION AGREEMENT

Schedule 1

Property Cost/Property Additional Amounts/Maximum Residual Guarantee Amount

Omitted

SCH-5.1(m)

Schedule 5.1(m)

Omitted

SCH-5.1(m)

Schedule 5.1(s)

Omitted

SCH-5.1(s)

Schedule 5.1(v)

Omitted

SCH-5.1(v)

Schedule 11.3

Omitted

SCH-11.3.1

EXHIBIT A

REQUISITION FORM

(Pursuant to Sections 2.2 and 3.2 of the Participation Agreement)

Tech Data Corporation, a Florida corporation (the “Company”), hereby certifies as true and correct and delivers the following Requisition to SunTrust Bank (“Lessor”) and SunTrust Equity Funding, LLC, as Agent for the Lenders pursuant to the Credit Agreement (the “Agent”):

Reference is made herein to that certain Third Amended and Restated Participation Agreement dated as of June 27, 2008 (as such agreement may be further amended, restated, supplemented or otherwise modified from time to time, the “Participation Agreement”) among the Company, as Lessee, the Lessor, the Lenders party thereto, and the Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth therefor in the Participation Agreement.

Check one:

            RESTATEMENT EFFECTIVE DATE:

                                          (one Business Day prior notice required for Base Rate Funding or three Business Days prior notice required for Eurodollar Funding)

1. Transaction Expenses and other fees, expenses and disbursements under Section 6.1 of the Participation Agreement and any and all other amounts contemplated to be financed under the Participation Agreement (with supporting invoices or closing statement attached):

Party to Whom Amount Owed	Amount is Owed (in U.S. Dollars)

The Company acknowledges that Transaction Expenses and other fees, taxes, expenses and disbursements as described in Section 6.1 and of the Participation Agreement shall be funded by Loans and Lessor Advances (unless each Financing Party declines in writing to fund any such amount) regardless of whether any request pursuant to this Requisition or any other Requisition is made.

2. Total additional amount requested herein: $

3. [Total outstanding Fundings under Existing Participation Agreement: $                    ]

The Company hereby certifies (i) that the foregoing amounts requested do not exceed the total aggregate of the Available Commitments plus the Available Lessor Commitment, (ii) each

A-1

of the provisions of the Participation Agreement applicable to the Loans and Lessor Fundings requested hereunder have been complied with as of the date of this Requisition, (iii) no Default or Event of Default has occurred and is continuing, and (iv) each of the representations and warranties of the Lessee contained in any Operative Agreement is true and correct in all material respects as of the date of this Requisition and the date of the requested Funding.

The Company has caused this Requisition to the executed by its duly authorized officer as of this _____ day of May, 2008.

TECH DATA CORPORATION

By:
Name:
Title:

A-2

EXHIBIT B

MATTERS TO COVER IN OPINION

OF COUNSEL TO LESSEE AND GUARANTORS

C-1

Appendix A

Rules of Usage and Definitions

I. Rules of Usage

The following rules of usage shall apply to this Participation Agreement and the Operative Agreements (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

(a) Except as otherwise expressly provided, any definitions set forth herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

(b) Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

(c) The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.

(d) References to any Person shall include such Person, its successors and permitted assigns and transferees.

(e) Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified, extended, supplemented, restated or replaced from time to time in accordance with the applicable provisions thereof.

(f) Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

(g) When used in any document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(h) References to “including” means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

(i) Unless the context indicates otherwise, the disjunctive “or” shall include the conjunctive “and.”

Appendix A-1

(j) Each of the parties to the Operative Agreements and their counsel have reviewed and revised, or requested revisions to, the Operative Agreements, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Operative Agreements and any amendments or exhibits thereto.

II. Definitions

“A Allocated Amount” means, with respect to any Property, the principal portion of the related Allocated Amount equal to the Lessor’s Pro Rata Share of the amount set forth in clause (a) of the definition of Maximum Residual Guarantee Amount for such Property.

“A Loan” means, with respect to any Property and any Lender, the principal portion of the related Loans equal to such Lender’s Pro Rata Share of the amount set forth in clause (a) of the definition of Maximum Residual Guarantee Amount for such Property.

“Acceleration” shall have the meaning given to such term in Section 6 of the Credit Agreement.

“Administrative Agent” or “Agent” shall mean collectively, (a) SunTrust Equity Funding, LLC, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Operative Agreements and any successor Administrative Agent who may be appointed pursuant to Section 7.9 of the Credit Agreement, (b) SunTrust Equity Funding, LLC, together with its affiliates, as agent for itself and the Lenders under the Security Documents (other than the Pledge Agreement).

“Administrative Agent-Related Persons” shall mean Administrative Agent (including any successor agent), together with its Affiliates.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“After Tax Basis” shall mean, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient calculated at the rate believed by such recipient to be the highest marginal rate then applicable to the recipient (less any tax savings realized as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

“Agent” see definition of “Administrative Agent”.

“Allocated Amount” means the Lessor Amount.

Appendix A-2

“Alternative Lessee” shall mean any Subsidiary of Tech Data that is an alternative Lessee of any Property pursuant to Section 2.5 of the Lease.

“Amended Tech Data Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of March 20, 2007, among Tech Data, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto, as such agreement may be further amended, modified or restated from time to time.

“Amendment to Intercreditor Agreement” means Amendment No. 4 to Intercreditor Agreement dated as of March 20, 2007, among the Administrative Agent, Bank of America, N.A., as Administrative Agent for the lenders under the Amended Tech Data Credit Agreement and the Collateral Agent, and consented to by Tech Data and certain Subsidiaries.

“Applicable Funding Office” means for each Financing Party and for each Type of Loan or Lessor Funding, the “Funding Office” of such Lender or Financing Party (or of an affiliate of such Financing Party) designated for such Type of Loan or Lessor Funding on the signature pages of the Participation Agreement or the respective Assignment and Acceptance, or such other office of such Financing Party (or an affiliate of such Financing Party) as such Financing Party may from time to time specify to the Agent and the Lessee by written notice in accordance with the terms of the Operative Agreements as the office by which its Loans or Lessor Fundings of such Type are to be made and maintained.

“Applicable Margin” means, from time to time, the following percentages per annum, based upon the Debt Ratings of both S&P and Moody’s as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate	Base Rate
1	BBB+/Baa1 or higher	0.775%	0.375%
2	BBB/Baa2	0.875%	0.475%
3	BBB-/Baa3	1.000%	0.600%
4	BB+/Ba1	1.200%	0.800%
5	Lower than BB+/Ba1	1.500%	1.100%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of Tech Data’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest).

As of the Restatement Effective Date, the Applicable Margin shall be Pricing Level 3. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Tech Data to the Administrative Agent of notice

Appendix A-3

thereof pursuant to Section 7.03(e) of the Amended Tech Data Credit Agreement and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Appraisal” shall have the meaning given such term in Section 3.3 of the Participation Agreement.

“Appraisal Procedure” shall have the meaning given such term in Section 22.4 of the Lease.

“Appurtenant Rights” shall mean (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land underlying any Improvements, or the Improvements, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to such Land.

“Assignment and Acceptance” shall mean the Assignment and Acceptance in the form attached as Exhibit C to the Credit Agreement.

“Attorney Costs” shall mean and include all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Attributable Indebtedness” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lessee and its Subsidiaries for the fiscal year ended January 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Lessee and its Subsidiaries, including the notes thereto.

“B Allocated Amount” means, with respect to any Property, the amount equal to the Allocated Amount minus the A Allocated Amount related to such Property.

“B Loan” means, with respect to any Property and any Lender, the amount equal to the principal of such Lender’s Loans related to such Property minus such Lender’s A Loans.

“Bankruptcy Code” shall mean Title 11 of the U.S. Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto;

“Base Rate” shall mean a fluctuating rate per annum equal to the sum of (i) the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Sun Trust Bank as its “prime rate” plus (ii) the Applicable Margin. The “prime rate” is a rate set by Sun Trust Bank based upon various factors

Appendix A-4

including Sun Trust Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by SunTrust Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Funding” shall mean a Funding that bears interest (with respect to the Loans included therein) and Yield (with respect to the Lessor Fundings included therein) based on the Base Rate.

“Base Rate Lessor Funding” shall mean a Lessor Funding bearing a Yield based on the Base Rate.

“Base Rate Loans” shall mean Loans the rate of interest applicable to which is based upon the Base Rate.

“Basic Documents” shall mean, collectively, the Participation Agreement, the Lease, the Credit Agreement, the Guaranty Agreement and the Notes.

“Basic Rent” shall mean, the sum of (i) the Loan Basic Rent and (ii) the Lessor Basic Rent, calculated as of the applicable date on which Basic Rent is due.

“Basic Term” shall mean the period beginning on the Basic Term Commencement Date and ending on the Basic Term Expiration Date.

“Basic Term Commencement Date” or “Term Commencement Date” shall have the meaning specified in Section 2.2 of the Lease.

“Basic Term Expiration Date” shall have the meaning specified in Section 2.2 of the Lease.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning specified in the preamble of the Credit Agreement.

“Borrowing Date” shall mean any Business Day specified in a notice delivered pursuant to Section 2.3 of the Credit Agreement as a date on which the Lessee requests the Lenders to make Loans hereunder.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Florida or Atlanta, Georgia in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Casualty” shall mean any damage or destruction of all or any portion of a Property as a result of a fire or other casualty.

Appendix A-5

“Category” with respect to any Commitment or Loan shall mean a Commitment or Loan with respect to Series A Loans or Series B Loans, as the case may be.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Claims” shall mean any and all obligations, liabilities, losses, actions, suits, penalties, claims, demands, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) of any nature whatsoever (including without limitation claims brought against the Lessor by an Indemnified Person pursuant to Section 10.5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Appendix A-6

“Collateral” shall mean all assets of the Lessor or the Lessee, now owned or hereafter acquired, upon which a lien is purported to be created by the Security Documents.

“Collateral Agent” shall mean Bank of America, N.A., in its capacity as collateral agent under the Pledge Agreement, or any successor collateral agent.

“Commitment” shall mean (i) as to any Lender, the obligation of such Lender to make and/or continue Series A Loans or Series B Loans, as the case may be, to the Lessor hereunder in an aggregate principal amount at any one time outstanding not to exceed the respective amounts for such Category set forth opposite such Lender’s name on Schedule 1.2 of the Credit Agreement, as such amounts may be reduced or increased from time to time in accordance with the provisions of this Agreement (including Section 11.5 of this Agreement), the Credit Agreement or the Lease and (ii) as to the Lessor, the Lessor’s Commitment.

“Commitment Percentage” shall mean, as to any Financing Party at any time, (i) the percentage which such Financing Party’s Commitment with respect to Loans or Lessor Fundings, as applicable, then constitutes of the aggregate Commitments of all Financing Parties or (ii) the percentage which the aggregate principal amount of such Financing Party’s Loans or Lessor Advances, as applicable, then outstanding constitutes of the aggregate principal amount of all of the Loans or Lessor Advances, as applicable, then outstanding.

“Condemnation” shall mean any taking or sale of the use, access, occupancy, easement rights or title to any Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of: (a) any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including any action by a Governmental Authority to change the grade of, or widen the streets adjacent to, any Property or alter the pedestrian or vehicular traffic flow to any Property so as to result in a change in access to such Property, or (b) an eviction by paramount title or any transfer made in lieu of any such proceeding or action.

“Consent Requirement” means that no amendment, restatement, waiver or modification of the Amended Tech Data Credit Agreement that affects any term defined herein by reference to the Amended Tech Data Credit Agreement is effective for purposes of the Operative Agreements unless the Majority Financing Parties and the Administrative Agent shall have consented thereto in writing.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Covenant to Pay Obligations” shall have the meaning given to such term in Section 7.7 of this Agreement.

“Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of the Restatement Effective Date, among the Lessor, the Agent, and the Lenders, as specified therein, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with the terms thereof.

Appendix A-7

“Credit Agreement Default” shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Credit Agreement Event of Default.

“Credit Agreement Event of Default” shall mean any event or condition defined as an “Event of Default” in Section 6 of the Credit Agreement.

“Credit Documents” shall mean the Credit Agreement, the Notes, and the Security Documents.

“Credit Parties” shall mean, collectively, the Lessee, the Guarantors, and all Subsidiaries parties to the Pledge Agreement.

“Debt Rating” shall have the meaning set forth in the definition of the Applicable Margin.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed” shall mean a warranty deed regarding Land or Improvements in form and substance satisfactory to the Lessor and the Agent.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Deficiency Balance” shall have the meaning given to such term in Section 22.1(b) of the Lease.

“Direct Foreign Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Tech Data organized under the laws of the United States, any state or territory thereof or the District of Columbia.

Appendix A-8

“Election Notice” shall mean a notice from the Lessee exercising its Purchase Option pursuant to Section 20.1(b)(ii) of the Lease.

“Environmental Claim” shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, any actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Substance, (c) from or with respect to any abatement, removal, remedial, corrective, or other response action in connection with a Hazardous Material, Environmental Law, or other similar order of a Governmental Authority or (d) from or with respect to any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

“Environmental Indemnity” means any indemnity pursuant to Section 10.3, or any indemnity with respect to an Environmental Claim.

“Environmental Law” shall mean any Law, permit, consent, approval, license, award, or other authorization or requirement of any Governmental Authority relating to emissions, discharges, releases, threatened releases of any Hazardous Substance into ambient air, surface water, ground water, publicly owned treatment works, septic system, or land, or otherwise relating to the handling, storage, treatment, generation, use, emission or disposal of any Hazardous Substance or pollution or to the protection of health or the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and state or local statutes analogous thereto.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Lessee, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Violation” shall mean any activity, occurrence or condition that violates or threatens to violate (if the threat requires correction or remediation under any Environmental Law and is not corrected or remediated during any grace period allowed under such Environmental Law) or results in or threatens (if the threat requires correction or remediation under any Environmental Law and is not corrected or remediated during any grace period allowed under such Environmental Law) to result in noncompliance with any Environmental Law.

“Equipment” shall mean equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever that was purchased, leased or otherwise acquired using the proceeds of the Loans or the Lessor Fundings by the Lessee or the Lessor as specified or described in either a Requisition or a Lease Supplement, whether or not now or subsequently attached to, contained in or used or usable in any way in connection with any operation of any Improvements or other improvements to real property.

Appendix A-9

“Equipment Schedule” shall mean (a) each Equipment Schedule attached to the applicable Requisition and (b) each Equipment Schedule attached to the applicable Lease Supplement as Schedule I-A.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Tech Data within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lessee or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lessee or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lessee or any ERISA Affiliate.

“Eurodollar Funding” shall mean a Funding that bears interest (with respect to the Loans included therein) and Yield (with respect to the Lessor Fundings included therein) based on the Eurodollar Rate.

“Eurodollar Lessor Funding” shall mean a Lessor Funding bearing a Yield based on the Eurodollar Rate.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Reserve Rate.

“Eurodollar Rate” or “Eurodollar Reserve Rate” shall mean for any Interest Period with respect to any Eurodollar Loan or Eurodollar Funding, a rate per annum determined by the Agent according to the following formula:

Eurodollar	=	Interbank Offered Rate	+	Applicable
Rate		1 - Reserve Requirement		Margin

“Event of Default” shall mean a Lease Event of Default, a Guaranty Event of Default or a Credit Agreement Event of Default.

Appendix A-10

“Excepted Payments” shall mean:

(a) all indemnity payments (including indemnity payments made pursuant to Section 10 of the Participation Agreement), whether made by adjustment to Basic Rent or otherwise, to which the Lessor or any of its Affiliates, agents, officers, directors or employees is entitled;

(b) any amounts (other than Basic Rent, Termination Value, or Purchase Option Price) payable under any Operative Agreement to reimburse the Lessor or any its Affiliates for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Agreement (including without limitation any reimbursement of the reasonable expenses of the Lessor incurred in connection with any such payment);

(c) any amount payable to the Lessor by any transferee of such interest of the Lessor as the purchase price of the Lessor’s interest in the Property (or portion thereof);

(d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to the Agent or any Lender;

(e) any insurance proceeds under policies maintained by the Lessor other than such proceeds payable to the Agent or any Lender;

(f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Lessor;

(g) all right, title and interest of the Lessor to any Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Security Documents and the Lease pursuant to the terms thereof;

(h) upon termination of the Credit Agreement pursuant to the terms thereof, all remaining property covered by the Lease or Security Documents;

(i) all payments in respect of the Yield;

(j) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (i) above; and

(k) any rights of either the Lessor to demand, collect, sue for or otherwise receive and enforce payment of any of the foregoing amounts, provided that such rights shall not include the right to terminate the Lease.

“Excepted Rights” shall mean the rights retained by the Lessor pursuant to Section 8.2(a) of the Credit Agreement.

“Excess Land” means, with respect to any Property, that portion of the related Land that is not necessary or useful for the Lessee’s intended use of such Property.

Appendix A-11

“Excess Land Purchase Price” means, with respect to any Excess Land of any Property, the cost of the Land related to such Property times the ratio of (i) the acreage of such Excess Land over (ii) the acreage of the Land relation to such Property.

“Excess Proceeds” shall mean the excess, if any, of the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation over the Termination Value paid by the Lessee pursuant to the Lease with respect to such Casualty or Condemnation.

“Existing Credit Agreement” shall have the meaning assigned thereto in the Credit Agreement.

“Existing Lease” shall have the meaning assigned thereto in the recitals to the Lease.

“Existing Lender” shall mean any “Lender” as defined in the Existing Participation Agreement.

“Existing Loan” shall mean any “Loan” as defined in the Existing Participation Agreement, which Loan was advanced prior to the Restatement Effective Date hereunder.

“Existing Operative Agreements” shall mean the Existing Participation Agreement, the Existing Credit Agreement and the Existing Lease.

“Existing Participation Agreement” shall have the meaning assigned thereto in the recitals to the Participation Agreement.

“Existing Series A Loan” shall mean any “Series A Loan” as defined in the Existing Credit Agreement, which loan was advanced prior to the Restatement Effective Date hereunder.

“Existing Series B Loan” shall mean any “Series B Loan” as defined in the Existing Credit Agreement, which loan was advanced prior to the Restatement Effective Date hereunder.

“Existing Trade Receivables Facilities” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Exiting Lenders” has the meaning set forth in Section 1.2 of the Participation Agreement.

“Expiration Date” shall mean the Basic Term Expiration Date, or such later date as the Lease may be renewed pursuant to Section 21.1 of the Lease or such earlier date as the Lease may be terminated in accordance with the Lease.

“Expiration Date Purchase Option” shall mean the Lessee’s option to purchase all (but not less than all) of the Properties on the Expiration Date.

“Fair Market Sales Value” shall mean, with respect to any Property, the amount, which in any event, shall not be less than zero, that would be paid in cash in an arms-length transaction

Appendix A-12

between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, such Property. Fair Market Sales Value of any Property shall be determined based on the assumption that, except for purposes of Section 17 of the Lease, such Property is in the condition and state of repair required under Section 10.1 of the Lease and the Lessee is in compliance with the other requirements of the Operative Agreements.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to SunTrust Bank on such day on such transactions as determined by the Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” shall mean the amended and restated agency fee letter, dated as of the Restatement Effective Date, between the Lessee and the Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Financing Parties” shall mean, collectively, the Lessor and the Lenders.

“Fiscal Quarter” shall mean any quarter of a Fiscal Year.

“Fiscal Year” shall mean any period of twelve consecutive calendar months ending on January 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2008 Fiscal Year”) refer to the Fiscal Year ending on January 31 of such calendar year.

“Fixtures” shall mean all fixtures relating to the Improvements, including all components thereof, located in or on the Improvements, together with all replacements, modifications, alterations and additions thereto.

“Foreign Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Funding” shall mean any advance of funds (consisting of Loans by the Lenders to the Lessor and Lessor Fundings by the Lessor to, or on behalf of, the Lessee, and including the continuation of any existing Loans and Lessor Fundings on the Restatement Effective Date).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Appendix A-13

“Governmental Action” shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of any Property.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” has the meaning set forth in Section 3.8.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” shall mean collectively, Tech Data and all Significant Subsidiaries that are Domestic Subsidiaries of Tech Data (excluding, however, Tech Data Finance SPV, Inc. or any Domestic Subsidiary that is a Special Purpose Finance Subsidiary) and each other Person that joins as a Guarantor pursuant to Section 3.7 of the Participation Agreement or otherwise, together with their successors and assigns.

“Guaranty Agreement” or “Guaranty” shall mean, collectively, (a) the Second Amended and Restated Guaranty Agreement (Lessee Obligations) dated as of the Restatement Effective Date by each Guarantor to the Lessor and the Agent, (for the benefit of itself, the Lessor and the

Appendix A-14

Financing Parties), and (b) any other Guaranty Agreement by any Guarantor in favor of the Lessor, the Agent and the Financing Parties, as each such agreement may be amended, supplemented, restated or modified from time to time in accordance with the terms thereof.

“Guaranty Event of Default” shall mean any an “Event of Default” as defined in the Guaranty Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Substance” shall mean any of the following: (i) any petroleum or petroleum product, explosives, radioactive material, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety as determined in accordance with any Environmental Law; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

“Impositions” shall mean, except to the extent described in the following sentence, any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings (“Taxes”) including without limitation (i) any real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, frontage taxes and real estate or ad valorem taxes in the nature of property taxes; (ii) any sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) any real estate transfer taxes, conveyance taxes, mortgage taxes, stamp taxes and documentary recording taxes and fees; (v) any taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; (vi) any assessments on any Property, including all assessments for public Improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (vii) any tax, Lien, assessment or charge asserted, imposed or assessed by the PBGC or any governmental authority succeeding to or performing functions similar to, the PBGC; and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) any Property or any part thereof or interest therein; (b) the leasing, financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of any Property or any part thereof or interest therein; (c) the Notes or other indebtedness with respect to any Property or any part thereof or interest therein; (d) the rentals, receipts or earnings

Appendix A-15

arising from any Property or any part thereof or interest therein; (e) the Operative Agreements, the performance thereof, or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to any Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; (h) the issuance of the Notes; or (i) otherwise in connection with the transactions contemplated by the Operative Agreements.

The term “Imposition” shall not mean or include:

(i) Taxes and impositions (other than Taxes that are, or are in the nature of, withholding, sales, use, rental, value added, transfer or property taxes) that are imposed on an Indemnified Person (other than Lessor) by the United States federal government or (in the case of a Person organized under the laws of a foreign country) by a Governmental Authority of such country, and that are in each case based on or measured by the net income (including taxes based on capital gains and minimum taxes or franchise taxes) of such Person; provided that this clause (i) shall not apply to (and shall not exclude) any Tax or imposition imposed with respect to a payment (including any Rent payment) except for (A) the portion of such payment constituting interest on a Loan or Yield or (B) any such Tax or imposition to the extent it arises because an Indemnified Person has previously written off as uncollectable (and reduced the tax basis for) an Obligation which it has subsequently collected, and provided, further that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(ii) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, rental, value added, transfer or property taxes) that are imposed on any Indemnified Person (other than Lessor) by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are based upon or measured by the net income or net receipts; provided that this clause (ii) shall not apply to (and shall not exclude) (A) any Tax or imposition imposed with respect to a payment (including any Rent payment) except for (I) the portion of such payment constituting interest on a Loan or Yield or (II) any such Tax or imposition to the extent it arises because an Indemnified Person has previously written off (and reduced the tax basis for) an Obligation which it has subsequently collected, or (B) any Tax or imposition imposed on an Indemnified Person by any state or local jurisdiction if such Tax or imposition would not arise as to such Person but for the location, possession or use of any Property in such jurisdiction; and provided, further, that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(iii) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs after the termination of the Lease and redelivery or sale of the property in accordance with the terms of the Lease (but not any Tax or imposition that relates to such termination, redelivery or sale or to any period prior to such termination, redelivery or sale); or

Appendix A-16

(iv) any Taxes which are imposed on an Indemnified Person as a result of the gross negligence or willful misconduct of such Indemnified Person itself (as opposed to any gross negligence or willful misconduct imputed to such Indemnified Person), but not Taxes imposed as a result of the ordinary negligence of such Person.

Any Tax or imposition excluded from the defined term “Imposition” by any one of the foregoing clauses (i) through (iv) shall not be construed as constituting an Imposition by any provision of any other of the aforementioned clauses.

“Improvements” shall mean, with respect to the construction, renovation or Modification of a Property, all buildings, structures, Fixtures, and other improvements of every kind existing at any time and from time to time on or under the Land purchased, leased or otherwise acquired using the proceeds of the Loans or the Lessor Fundings, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time, including without limitation (a) any Improvements existing as of the Property Closing Date as such Improvements may be referenced on the applicable Requisition and (b) any Improvements made subsequent to such Property Closing Date.

“Incorporated Covenants” shall have the meaning specified in Section 7.3A(a) of the Participation Agreement.

“Indebtedness” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Indemnified Claims” shall mean, collectively, any and all Claims for which the Indemnity Provider is required to indemnify any Person pursuant to Section 10.1, 10.2 or 10.3 of the Participation Agreement.

“Indemnified Person” shall mean each of the Financing Parties, the Agent, the Collateral Agent, and their respective successors, assigns, directors, shareholders, partners, officers, employees, agents and Affiliates.

“Indemnity Provider” shall mean, collectively, the Lessee and each Alternative Lessee, whose obligations as Indemnity Provider under the Operative Agreements shall be joint and several.

“Insurance Requirements” shall mean (a) all terms and conditions of any insurance policy either required by the Lease to be maintained by the Lessee, and (b) all requirements of the issuer of any such policy.

“Interbank Offered Rate” shall mean, for any Interest Period with respect to any Eurodollar Loan or Eurodollar Funding:

(a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate screen (as provided by

Appendix A-17

Bridge Information Systems, Inc.) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in the applicable currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan or Eurodollar Funding being made, continued or converted by Administrative Agent (or its Affiliate) in its capacity as a Financing Party and with a term equivalent to such Interest Period would be offered by SunTrust Bank’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Intercreditor Agreement” means one or more Intercreditor Agreements in form and substance satisfactory to the Administrative Agent among the Lessee, the Administrative Agent, the administrative agent for the lenders under the Amended Tech Data Credit Agreement, agents for Senior Parity Debt Holders, or Senior Parity Debt Holders, all as provided for in Section 7.3A(f) of the Participation Agreement.

“Interest Period” shall mean, for each Eurodollar Loan and Eurodollar Lessor Fundings for a specified Property (i) initially, the period commencing on the conversion or continuation date, as the case may be, with respect to such Eurodollar Loan or Eurodollar Lessor Funding and ending, in the case of any Eurodollar Loan or Eurodollar Lessor Funding, one, two, three, four or six months thereafter, as selected by the Lessee in its notice of borrowing, Funding, continuation or conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Eurodollar Lessor Funding and ending one, two, three, four or six months thereafter, as selected by the Lessee by irrevocable notice to Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following: (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Maturity Date, (C)

Appendix A-18

where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month, and (D) on any day the sum of the Interest Periods in effect under the Operative Agreements for all Eurodollar Loans and Eurodollar Lessor Fundings shall not exceed six (6) in the aggregate.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

“IRS” shall mean the United States Internal Revenue Service, or any successor or analogous organization.

“Land” shall mean (a) a parcel or parcels of real property that is described on Schedule I-C to each applicable Lease Supplement executed and delivered in accordance with the requirements of Section 2.4 of the Lease and, to the extent set forth in any such Requisition or Schedule, may include without limitation a leasehold interest in such Land and (b) all Appurtenant Rights with respect to any such Land.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” or “Lease Agreement” shall mean the Third Amended and Restated Lease Agreement dated as of the Restatement Effective Date, between the Lessor and the Lessee, together with any Lease Supplements thereto, as such Lease Agreement may from time to time be supplemented, further amended, restated or modified in accordance with the terms thereof.

“Lease Default” shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

“Lease Event of Default” shall have the meaning specified in Section 17.1 of the Lease.

“Lease Supplement” shall mean each Lease Supplement or Amended and Restated Lease Supplement executed by the Lessee with respect to a Property, together with all attachments and schedules thereto, as such Lease Supplement or Amended and Restated Lease Supplement may be supplemented, amended, restated or modified from time to time.

“Legal Requirements” shall mean all foreign, Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Lessor, the Agent, any Financing Party or any Improvements or the taxation, demolition, construction, use or alteration of such Improvements, whether now or hereafter enacted and in force, including without limitation any that require appraisals, repairs, modifications or alterations in or to any Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of

Appendix A-19

1990, 42 U.S.C. § 12101 et seq., and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting any Property or the Appurtenant Rights.

“Lender Financing Statements” shall mean UCC financing statements and fixture filings appropriately completed and executed for filing in the applicable jurisdiction in order to evidence or perfect the Agent’s security interest (for itself and on behalf of the Lenders) in any Equipment or in any Improvements.

“Lenders” shall mean the several banks and other financial institutions from time to time party to the Credit Agreement.

“Lessee” shall have the meaning set forth in the Lease.

“Lessee/Borrower Party” shall mean the Lessee, the Lessor, any Guarantor or any Person (except the Financing Parties, the Agent or any of their respective Affiliates, other than the Lessor) from time to time party to any Operative Agreement.

“Lessor” shall have the meaning set forth in the Lease.

“Lessor Amount” shall mean as of any date, the aggregate amount of Lessor Fundings made or deemed made by Lessor pursuant to Section 1 of the Participation Agreement (not including any proceeds of the Loans made to Lessor) less any payments of any Lessor Fundings received by the Lessor pursuant to the Operative Agreements.

“Lessor Basic Rent” shall mean the scheduled Yield due on the Lessor Fundings on any Scheduled Interest Payment.

“Lessor Commitment” shall mean, as to Lessor, the obligation of Lessor to make and/or continue Lessor Fundings in an aggregate principal amount at any time outstanding not to exceed $34,183,959.48.

“Lessor Financing Statements” shall mean UCC financing statements and fixture filings appropriately completed and executed for filing in the applicable jurisdictions in order to evidence or perfect the Lessor’s interest under the Lease to the extent the Lease is a security agreement or a mortgage.

“Lessor Funding” shall mean any Funding made, deemed made or continued by Lessor pursuant to the terms of the Participation Agreement.

“Lessor Lien” shall mean any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor not resulting from the transactions contemplated by the Operative Agreements, (b) any act or omission of the Lessor which is not required by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (c) any claim against the Lessor with respect to Taxes or Transaction Expenses which the Lessee is not

Appendix A-20

responsible for payment pursuant to Section 6 of the Participation Agreement or against which the Lessee is not required to indemnify Lessor pursuant to Section 10 of the Participation Agreement or (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Properties or the Operative Agreements other than the transfer of title to or possession of any Properties by the Lessor pursuant to and in accordance with the Lease, the Credit Agreement, the Security Agreement or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVII of the Lease.

“Lessor Property Cost” shall mean with respect to a Property an amount equal to the outstanding Lessor Fundings with respect thereto (including Lessor Fundings made on the Restatement Effective Date with respect to such Property).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Event of Default” means an Event of Default under (i) paragraph (d), (e), (f), (g), (h) or (p) of Section 17.1 of the Lease, solely if the breach of the related covenant, representation or warranty was based on a subjective interpretation of the term “diligently,” “reasonable,” “reasonably,” “practical,” “necessary,” “adequate,” “usually,” “desirable,” “reasonably likely,” “material,” “materially,” “Material Adverse Effect,” “materially adversely affect,” “material adverse change,” “materially and adversely affects,” “material adverse effect,” “adverse,” “adversely,” “substantial,” or “substantially”, or any Event of Default based solely on the subjective interpretation of any term that gives rise to a cross default under paragraph (h) of Section 17.1 of the Lease; provided, however, if the Event of Default, covenant or representation or warranty relates to the use of the Leased Property, then such Event of Default, covenant or representation or warranty will not be deemed a Limited Event of Default, or (ii) paragraph (n) of Section 17.1 of the Lease unless such Change of Control is consented to by Tech Data.

“Limited Recourse Amount” shall mean, with respect to any Property on an aggregate basis as of a specified date, an amount equal to the Termination Value with respect to such Properties on such date, less the Maximum Residual Guarantee Amount as of such date with respect to such Property.

“Loan Basic Rent” shall mean the interest due on the Loans on any Scheduled Interest Payment Date pursuant to the Credit Agreement (but not including interest on any overdue amounts under Section 2.8(c) of the Credit Agreement or otherwise).

“Loan Property Cost” shall mean, with respect to each Property at any date of determination, an amount equal to (a) the aggregate principal amount of Loans (including without limitation Loans made on the Restatement Effective Date with respect to such Property) made on or prior to such date with respect to such Property minus (b) the aggregate amount of prepayments or repayments as the case may be of the Loans allocated to reduce the Loan Property Cost of such Property pursuant to Section 2.6(c) of the Credit Agreement.

Appendix A-21

“Loans” shall mean, collectively, the Series A Loans and the Series B Loans.

“Majority Financing Parties” shall mean, at any time, Financing Parties who have Loans and Lessor Fundings with an aggregate outstanding principal amount representing at least 51% of the aggregate outstanding principal amount of all Loans and Lessor Fundings.

“Marketing Period” shall mean, if the Lessee has given an Election Notice in accordance with Section 20.1 of the Lease, the period commencing on the date such Sale Notice is given and ending on the Expiration Date.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Lessee and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Operative Agreement to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Operative Agreement to which it is a party, (d) a material adverse effect on the validity, priority or enforceability of any Lien on any Property created by any of the Operative Agreements, or (e) the value, utility or useful life of any Property or the use, or ability of the Lessee to use, any Property for the purpose for which it was intended.

“Maturity Date” shall mean the Expiration Date.

“Maximum Residual Guarantee Amount”, with respect to any Property, shall mean an amount equal to the sum of (a) the amount listed for such Property on Schedule 1 to the Participation Agreement (it being understood, that with respect to a Segregated Property, the Maximum Residual Guarantee Amount shall mean the sum of the Maximum Residual Guarantee Amount for the Land related to such Property, plus the Maximum Residual Guarantee Amount for the Improvements related to such Property, unless otherwise expressly stated) plus (b) one hundred percent (100%) of all Rent and other amounts then due and owing by the Lessee under the Lease and the other Operative Agreements related to such Property.

“Modifications” shall have the meaning specified in Section 11.1(a) of the Lease.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or any other instrument executed by the Lessor in favor of the Agent and evidencing a Lien on a Property, in form and substance reasonably acceptable to the Agent.

“Multiemployer Plan” shall mean any plan described in Section 4001(a)(3) of ERISA to which contributions are or have been made or are required to be made by Tech Data or any of its ERISA Affiliates.

“Net Proceeds” shall mean all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Agent or Lessor is entitled to be reimbursed pursuant to the Lease.

Appendix A-22

“Net Sale Proceeds Shortfall” shall mean the amount by which the proceeds of a sale described in Section 22.1 of the Lease (net of all expenses of sale) are less than the Limited Recourse Amount with respect to the related Property if it has been determined that the Fair Market Sales Value of such Property at the expiration of the term of the Lease has been impaired by greater than expected wear and tear during the Term of the Lease.

“New Facility” shall have the meaning assigned thereto in Section 7.3A(a) of the Participation Agreement.

“Non-Excluded Taxes” shall have the meaning given to such term in Section 10.6 of the Participation Agreement.

“Notes” shall mean, collectively, the Series A Notes and the Series B Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Financing Party arising under any Operative Agreement, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Financing Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Occupational Safety and Health Law” shall mean the Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating or relating to, or imposing liability or standards of conduct concerning, employee health or safety, as now or at any time hereafter in effect.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other “off-balance sheet arrangement” as defined in (i) Item 303, part (a)(4) of Regulation S-K of the SEC, or (ii) any successor regulation of the SEC defining “off-balance sheet arrangement.”

Appendix A-23

“Officer’s Certificate” shall mean a certificate signed by any individual holding the office of vice president or higher, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

“Operative Agreements” shall mean, collectively, the Participation Agreement, the Credit Agreement, the Notes, the Lease (and a memorandum thereof in a form reasonably acceptable to the Agent), each Lease Supplement (and a memorandum thereof in a form reasonably acceptable to the Agent), the Guaranty Agreement, the Pledge Agreement, the Security Agreement, each Mortgage Instrument and the Assignment and Acceptance Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Overdue Interest” shall mean any interest payable pursuant to Section 2.8(c) of the Credit Agreement.

“Overdue Rate” shall mean (i) with respect to Loan Basic Rent or Lessor Basic Rent, and any other amount owed under or with respect to any Operative Agreement, the rate specified in Section 2.8(c) of the Credit Agreement, and (ii) with respect to any other amount, the Base Rate plus 2%.

“Participant” shall have the meaning given to such term in Section 9.7 of the Credit Agreement.

“Participation Agreement” shall mean the Third Amended and Restated Participation Agreement dated as of the date hereof among the Lessee, the Lessor, the Lenders party thereto, and the Agent, as further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Payment Date” shall mean any Scheduled Interest Payment Date and any date on which interest or Yield in connection with a prepayment of principal on the Loans or of the Lessor Fundings is due under the Credit Agreement or the Participation Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lessee or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Appendix A-24

“Permitted Exceptions” shall mean:

(i) Liens of the types described in clauses (i), (ii) and (v) of the definition of Permitted Liens;

(ii) Liens for Taxes not yet due; and

(iii) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Agent, materially impair the use of any Property for its intended purpose.

“Permitted Liens” shall mean:

(i) the respective rights and interests of the parties to the Operative Agreements as provided in the Operative Agreements;

(ii) the rights of any sublessee or assignee under a sublease or an assignment expressly permitted by the terms of the Lease;

(iii) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 13.1 of the Lease;

(iv) Liens arising by operation of law, materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens relating to the construction of the Improvements or in connection with any Modifications or arising in the ordinary course of business, which Liens have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor and the Agent have been made), which bonding (or arrangements) shall comply with applicable Legal Requirements, and shall have effectively stayed any execution or enforcement of such Liens;

(v) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease;

(vi) Liens in favor of municipalities to the extent agreed to by the Lessor and the Agent; and

(vii) Permitted Exceptions.

Appendix A-25

“Permitted Trade Receivables Facility” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, limited liability partnership, governmental authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lessee or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plans and Specifications” shall mean, with respect to any Property, the plans and specifications for the Improvements located on such Property.

“Pledge Agreement” means, individually or collectively as the context may require: (a) the Securities Pledge Agreement and (b) any other pledge agreement executed and delivered by Tech Data, any Subsidiary or any other Person to the Collateral Agent pursuant to Section 7.3A(f), in each case as supplemented from time to time by the execution and delivery of Pledge Agreement Supplements or Pledge Joinder Agreements pursuant to the terms of the Pledge Agreement.

“Pledge Agreement Supplement” means the Pledge Agreement Supplement in the form affixed as an exhibit to the Pledge Agreement.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by Tech Data, a Subsidiary or any other Person to the Administrative Agent pursuant to the Pledge Agreement.

“Pledged Interests” means, with respect to each Direct Foreign Subsidiary that is a Significant Subsidiary, (a) 65% of Subsidiary Securities having voting power (or, if less than 65% of such Subsidiary Securities is owned by the pledgor, 100% of the amount owned), and (b) 100% of the other Subsidiary Securities of such Direct Foreign Subsidiary.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by the Lessee, a Subsidiary or any other Person to the Agent pursuant to the Pledge Agreement.

“Prime Rate” shall mean the per annum rate of interest established from time to time by SunTrust Bank as its prime rate, which rate may not be the lowest rate of interest charged by SunTrust Bank to its customers.

“Prior Agent” has the meaning set forth in the recitals to the Participation Agreement

“Prior Lessor” has the meaning set forth in the recitals to the Participation Agreement.

“Property” shall mean, with respect to each real property site that is or has been acquired, constructed or renovated pursuant to the terms of the Operative Agreements or Existing

Appendix A-26

Operative Agreements, the Land and each item of Equipment and the various Improvements, in each case located on such Land. Each Property shall be suitable for, and used by Lessee (or a permitted sublessee under Section 25.2 of the Lease) only for, Tech Data’s and its Subsidiaries’ (or such permitted sublessee’s) corporate office space or distribution facilities, with ancillary space used for other business purposes of Tech Data and such Subsidiaries.

“Property Additional Amount” shall mean, with respect to any Property, the amount set forth as such amount on Schedule 1 to this Participation Agreement.

“Property Closing Date” shall mean, with respect to any Property, the date on which such Property was acquired by the Prior Lessor (or TD 1996 Real Estate Trust, to which the Prior Lessor was the successor).

“Property Cost” shall mean with respect to a Property the aggregate amount of the Loan Property Cost plus the Lessor Property Cost for such Property (as such amounts shall be increased equally among all Properties respecting the Lessor Fundings and the Loans extended from time to time to pay for the Transaction Expenses, fees, taxes, expenses and other disbursements referenced in Section 6.1 of the Participation Agreement and indemnity payments referenced in the Participation Agreement); it being understood that the Property Cost with respect to each Property as of the Restatement Effective Date is as set forth on Schedule 1 to the Participation Agreement.

“Pro Rata Share” means, with respect to any Lender or the Lessor the ratio (expressed as a percentage) of (i) such Financing Party’s Commitment or Lessor’s Commitment, as applicable, divided by (ii) the sum of all of the Lenders’ Commitments and the Lessor’s Commitment.

“Purchase Option” shall have the meaning given to such term in Section 20.1 of the Lease.

“Purchase Option Price” shall have the meaning specified in Section 20.1 of the Lease.

“Purchasing Lender” shall have the meaning given to such term in Section 9.8(a) of the Credit Agreement.

“Qualifying Swap Contract” means one or more Swap Contracts between the Lessee and a Lender under the Amended Tech Data Credit Agreement or any Affiliate of such a Lender and not prohibited by the terms of the Amended Tech Data Credit Agreement with respect to Indebtedness evidenced by the notes issued under the Amended Tech Data Credit Agreement.

“Real Estate Financing Facilities” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Register” shall have the meaning given to such term in Section 8.9 of the Credit Agreement.

Appendix A-27

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leek, flow, discharge, disposal or emission of a Hazardous Substance.

“Renewal Notice” shall mean the notice given by the Lessee exercising its option to renew the Lease pursuant to Section 20.1(b)(i) of the Lease.

“Renewal Term” shall have the meaning given to such term in Section 21.1 of the Lease.

“Rent” shall mean, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Requested Funds” shall mean any funds requested by the Lessee as applicable, in accordance with Section 3 of the Participation Agreement.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Notice” shall mean, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 11.3 or as otherwise designated by such recipient by written notice in accordance with Section 11.3(e), and (ii) if made by any Lessee/Borrower Party, given or made by a Responsible Officer of such Lessee/Borrower Party. Any written notice delivered in connection with any Operative Agreement shall be in the form, if any, prescribed herein or therein. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Administrative Agent, by a manually-signed hardcopy thereof.

“Requisition” shall have the meaning specified in Section 2.2 of the Participation Agreement.

“Reserve Requirement” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan or Eurodollar Funding shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

Appendix A-28

The determination of the Reserve Requirement by Agent shall be conclusive in the absence of manifest error.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restatement Effective Date” shall mean June 27, 2008.

“Sale Date” shall have the meaning given to such term in Section 22.1(a) of the Lease.

“Sale Notice” shall mean a notice given to Lessor in connection with the election by Lessee of its Sale Option.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale Option” shall have the meaning given to such term in Section 20.1 of the Lease.

“Scheduled Interest Payment Date” shall mean (a) as to any Eurodollar Loan (or Eurodollar Lessor Funding), the last day of the Interest Period applicable to such Eurodollar Loan (or Lessor Funding), and if such Interest Period is for more than three months, at intervals of three months after the first day of such Interest Period, (b) as to any Base Rate Loan (or Base Rate Lessor Funding), the first Business Day following the last day of each fiscal quarter of Tech Data, and the date of conversion of such Loan to a Eurodollar Loan (or conversion of such Lessor Funding to a Eurodollar Lessor Funding), and (c) as to any Loan (or Lessor Funding), the Maturity Date.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Securities Pledge Agreement” means that certain Securities Pledge Agreement dated as of April 23, 2003, among Tech Data, Tech Data Finance Partner, Inc., and the Collateral Agent.

“Security Agreement” shall mean the Third Amended and Restated Security Agreement dated as of the Restatement Effective Date between the Lessor and the Agent., as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“Security Documents” shall mean the collective reference to the Lease, the Lease Supplements, the Security Agreement, the Pledge Agreement, the Mortgage Instruments, and all other security documents hereafter delivered to the Administrative Agent granting a lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessee hereunder or under any of the other Operative Agreements or to secure any guarantee of any such obligations and liabilities.

Appendix A-29

“Segregated Property” shall have the meaning specified in Section 22(b) of the Lease.

“Senior Parity Debt” means (a) Indebtedness described in subsection (a) of the definition of Indebtedness issued by the Lessee (including a guaranty of such Indebtedness by a Domestic Subsidiary which is a Significant Subsidiary) in connection with a private placement or public offering of debt securities or (b) Indebtedness arising under a Real Estate Financing Facility; provided that, in the case of clause (a) or (b) above, all of the following conditions shall be satisfied:

(i) the instruments and agreements evidencing such Indebtedness, and any agreement under which such Indebtedness is created, (A) shall provide that the right to payment of the holders or owners of Senior Parity Debt (including any trustee or agent acting on behalf of such holders or owners, collectively “Senior Parity Debt Holders”) shall rank pari passu in all respects with the rights of the Lenders and the Administrative Agent with respect to the Obligations on terms reasonably acceptable to the Administrative Agent, (B) shall provide for no Lien in favor of the Senior Parity Debt Holder other than those granted in favor of the Financing Parties, the Collateral Agent and the Administrative Agent (except that the Indebtedness under a Real Estate Financing Facility may also be secured by a Lien on the property financed by such facility), and (C) shall not contain covenants more restrictive than those contained in the Loan Documents, and (D) shall become a party to an Intercreditor Agreement pursuant to Section 3.5 of the Participation Agreement;

(ii) both immediately prior to and immediately after giving effect to the issuance of such Indebtedness, there shall not have occurred and be continuing any Default;

(iii) the Lessee shall furnish to the Administrative Agent, not later than the earliest date of delivery thereof to any actual or prospective Senior Parity Debt Holder, copies of (A) all preliminary placement memoranda and final placement memoranda relating to such Indebtedness and (B) copies of (1) all term sheets relating to such Indebtedness and (2) all documents and agreements under which such Indebtedness is to be created or governed; and

(iv) not later than ten (10) days prior to the issuance of such Indebtedness, the Lessee shall deliver to the Administrative Agent a Compliance Certificate, executed by a Responsible Officer and containing calculations giving historical pro forma effect to the issuance of such Indebtedness as of and for the prior four fiscal quarters ending at the end of the most recent fiscal quarter of the Lessee preceding the date of such issuance (assuming for such purpose that the initial rate or rates of interest provided for therein (and giving effect to any increase in rates of interest therein provided) remained in effect for such four fiscal quarters), which Compliance Certificate shall demonstrate that the issuance of such Indebtedness does not cause, create or result in a Default on a historical pro forma basis.

“Senior Parity Debt Holders” has the meaning set forth in the definition of Senior Parity Debt.

Appendix A-30

“Series A Loans” shall mean with respect to any Property and any Lender, the principal portion of the related Loans equal to such Lender’s Pro Rata Share of the amount set forth in clause (i) of the definition of Maximum Residual Guarantee Amount for such Property.

“Series A Notes” shall mean the promissory note issued to the Administrative Agent for the pro rata benefit of the Lenders pursuant to Section 2.2 of the Credit Agreement evidencing the Series A Loans.

“Series B Loans” shall mean, with respect to any Property and any Lender, the amount equal to the principal of such Lender’s Loans related to such Property minus such Lender’s Series A Loans.

“Series B Notes” shall mean the promissory notes issued to the Lenders pursuant to Section 2.2 of the Credit Agreement evidencing the Series B Loans.

“Severable Improvements” shall mean any fixtures, alterations, improvements, modifications or additions (i) that are not required to be made to comply with Legal Requirements or Insurance Requirements, and (ii) that can be removed from the applicable Property without (x) causing damage to such Property that cannot be readily repaired by the Lessee or (y) materially impairing the value, utility or useful life of such Property from that set forth in the Appraisal thereof delivered on the Restatement Effective Date.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lessee and its Subsidiaries as of that date determined in accordance with GAAP.

“Significant Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“Special Purpose Finance Subsidiary” has the meaning set forth in the Amended Tech Data Credit Agreement, without giving effect to any waiver, amendment or modification of the Amended Tech Data Credit Agreement unless the Consent Requirement has been satisfied.

“STI” means SunTrust Banks, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Securities” means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

Appendix A-31

“Supplemental Rent” shall mean all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay to the Agent, the Financing Parties or any other Person under the Lease or under any of the other Operative Agreements including, without limitation, payments of the Purchase Option Price, the Termination Value, the Deficiency Balance and the Maximum Residual Guarantee Amount and all indemnification amounts, liabilities and obligations.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall have the meaning specified in the definition of Impositions.

“Tech Data” shall mean Tech Date Corporation, a Florida corporation.

“Tech Data Credit Agreement Event of Default” shall mean an “Event of Default” as defined in the Amended Tech Data Credit Agreement or any New Facility.

“Term” shall have the meaning specified in Section 2.2 of the Lease.

“Termination Date” shall have the meaning specified in Section 16.2(a) of the Lease.

“Termination Notice” shall have the meaning specified in Section 16.1 of the Lease.

“Termination Value” shall mean, as of any date of determination, the sum of (a) either (i) with respect to all Properties, an amount equal to the aggregate outstanding Property Cost for all the Properties, or (ii) with respect to a particular Property, an amount equal to the outstanding

Appendix A-32

Property Cost allocable to the particular Property in question, plus (b) respecting the amounts described in each of the foregoing subclause (i) or (ii), as applicable, any and all accrued interest on the Loans and any and all Yield on the Lessor Fundings related to the applicable Property Cost, plus (c) to the extent not otherwise paid on such date of determination, all other Rent and other amounts then due and payable for all Properties under the Lease or any other Operative Agreement (including without limitation all amounts due and payable under Sections 10.1 or 10.2 of the Participation Agreement and all costs and expenses referred to in clause FIRST of Section 22.2 of the Lease).

“Threshold Amount” means $50,000,000.

“Total Commitment” shall mean (a) with respect to the Series A Loans, $96,016,841.18, and (b) with respect to the Series B Loans, $18,233,158.82, in each case as such amount may be increased by the Commitment of any additional Lender that may become a party to the Operative Agreements pursuant to Section 9.3 of the Participation Agreement.

“Transaction” shall mean the transaction contemplated by the Operative Agreements.

“Transaction Expenses” shall mean all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Agreements and the transactions contemplated by the Operative Agreements including without limitation:

(a) the reasonable fees, out-of-pocket expenses and disbursements of counsel in negotiating the terms of the Operative Agreements and the other transaction documents, preparing for the closings under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Agreements;

(b) any and all reasonable fees, charges or other amounts payable to the Financing Parties, Agent, or any broker which arise under any of the Operative Agreements;

(c) any other reasonable fee, out-of-pocket expenses, disbursement or cost of any party to the Operative Agreements or any of the other transaction documents; and

(d) any and all Taxes and fees incurred in recording or filing any Operative Agreement or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Agreement.

“Transferred Assets” shall have the meaning given to such term in the second Whereas clause of this Participation Agreement.

“Type” shall mean, (a) as to any Loan, whether it is a Base Rate Loan or a Eurodollar Loan, and (b) as to any Lessor Funding, whether it is a Base Rate Lessor Funding or Eurodollar Lessor Funding.

Appendix A-33

“UCC Financing Statements” shall mean collectively the Lender Financing Statements and the Lessor Financing Statements.

“Unanimous Vote Matters” is defined in Section 11.5 of the Participation Agreement.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States Bankruptcy Code” shall mean Title 11 of the United States Code.

“U.S.” shall mean the United States of America, its territories, its possessions and all other areas subject to its jurisdiction.

“Work” shall mean the furnishing of labor, materials, components, furniture, furnishings, fixtures, appliances, machinery, equipment, tools, power, water, fuel, lubricants, supplies, goods or services with respect to any Property.

“Yield” is defined in Section 3.2(d) of the Participation Agreement.

Appendix A-34